                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                         Date of Report - July 23, 1999
                        (Date of earliest event reported)



                               BEMIS COMPANY, INC.
             (Exact name of Registrant as specified in its charter)


                          Commission File Number 1-5277


                   Missouri                           43-0178130
        (State or other jurisdiction of           (I.R.S. Employer
        incorporation or organization)            Identification No.)

       222 South 9th Street, Suite 2300, Minneapolis, Minnesota 55402-4099
                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (612) 376-3000

ITEM 5 - OTHER EVENTS

A.  INVENTORY VALUATION METHOD CHANGED FROM LIFO TO FIFO

         During the quarter ended June 30, 1999, the Company changed its method of determining the cost of inventories from the last-in, first-out
(LIFO) method to the first-in, first-out (FIFO) valuation method. Management believes the change from LIFO to FIFO inventory valuation method benefits the Company by providing the best matching of the applicable raw material cost of a unit of product to the product's selling price and, therefore, presents a clearer picture of operating results.

         The accounting change has been applied to prior years by retroactively restating the financial statements, which are filed as part of
ITEM 7 of this Form 8-K filing with the United States Securities and Exchange Commission. All financial statements and data included in the Company's June 30, 1999, Form 10-Q filing, reflect the impact of this accounting principle change. The effect of this restatement was to increase retained earnings as of January 1, 1996, by $31,553 million.

         The following summarizes the effect on net income and earnings per share for the three years ended December 31, 1998, and for the four quarters of 1998.

                                                       For the Year Ended December 31,
                                             -----------------------------------------------
$000's except per share amounts                     1998               1997            1996
------------------------------------         -----------------------------------------------
Net income, as previously reported            $     111,432   $    107,584   $      101,081
Effect of change in accounting method for
    inventories, net of income taxes                (10,302)        (6,160)           1,956
                                             -----------------------------------------------

Net income, as restated                       $     101,130   $    101,424   $      103,037
                                             -----------------------------------------------
                                             -----------------------------------------------


Earnings per share of common stock
----------------------------------
Basic EPS, as previously reported             $        2.10   $       2.03   $        1.92
Effect of change in accounting method for
    inventories, net of income taxes                  (0.19)         (0.12)           0.04
                                             -----------------------------------------------

Basic EPS, as restated                        $        1.91   $       1.91   $        1.96
                                             -----------------------------------------------
                                             -----------------------------------------------


Diluted EPS, as previously reported           $        2.09   $       2.00   $        1.90
Effect of change in accounting method for
    inventories, net of income taxes                  (0.19)         (0.12)           0.03
                                             -----------------------------------------------

Diluted EPS, as restated                      $        1.90   $       1.88   $        1.93
                                             -----------------------------------------------
                                             -----------------------------------------------

                                                            For the 1998 Quarters Ended,
                                             ----------------------------------------------------------
$000's except earnings per share                 Mar 31         Jun 30         Sep 30          Dec 31
------------------------------------         ----------------------------------------------------------
Net income, as previously reported            $   21,928      $   30,182      $  27,754      $   31,568
Effect of change in accounting method for
    inventories, net of income taxes              (1,218)         (2,543)          (513)         (6,028)
                                             ----------------------------------------------------------

Net income, as restated                       $   20,710      $   27,639      $  27,241      $   25,540
                                             ----------------------------------------------------------
                                             ----------------------------------------------------------


Earnings per share of common stock
----------------------------------
Basic EPS, as previously reported             $        0.41   $        0.57   $       0.52   $   0.60
Effect of change in accounting method for
    inventories, net of income taxes                  (0.02)          (0.05)         (0.01)      (0.11)
                                             ----------------------------------------------------------

Basic EPS, as restated                        $        0.39   $        0.52   $       0.51   $    0.49
                                             ----------------------------------------------------------
                                             ----------------------------------------------------------

Diluted EPS, as previously reported           $        0.41   $        0.56   $       0.52   $    0.60
Effect of change in accounting method for
    inventories, net of income taxes                  (0.02)          (0.05)         (0.01)       (0.11)
                                             ----------------------------------------------------------

Diluted EPS, as restated                      $        0.39   $        0.51   $       0.51   $    0.49
                                             ----------------------------------------------------------
                                             ----------------------------------------------------------


B.  DIVIDEND OF PREFERRED SHARE PURCHASE RIGHT DECLARED, PAYABLE AUGUST 23, 1999

         On July 29, 1999, the Board of Directors of Bemis Company, Inc. (the "Company"), declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, $.10 par value (the "Common Shares"), of the Company. The dividend is payable on August 23, 1999, (the "Record Date") to shareholders of record at the close of business on that date.

         Each Right entitles the registered holder to purchase from the Company one two-hundredth of a share of Series A Junior Preferred Stock, $1 par value (the "Preferred Shares"), of the Company at a price of $120 per one two-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement"), dated as of July 29, 1999, between the Company and Norwest Bank Minnesota, National Association, as Rights Agent (the "Rights Agent").

         Initially, the Rights will attach to all certificates representing Common Shares then outstanding and no separate Right Certificates will be distributed. The Rights will separate from the Common Shares and a Distribution Date for the Rights will occur upon the earlier of:

                  (i) the close of business on the fifteenth day following a public announcement that a person or group of affiliated or associated persons has become an "Acquiring Person" (i.e., has, subject to certain exceptions, become the beneficial owner of 15% or more of the outstanding Common Shares), or

                  (ii) the close of business on the fifteenth day following the commencement or public announcement of a tender offer or exchange offer the consummation of which would result in a person or group of affiliated or associated persons becoming the beneficial owner of 15% or more of the outstanding Common Shares (or such later date as may be determined by the Board of Directors of the Company prior to a person or group of affiliated or associated persons becoming an Acquiring Person).

         Until the Distribution Date,

                  (i) the Rights will be evidenced by the Common Share certificates and will be transferred with and only with the Common Shares,

                  (ii) new Common Share certificates issued after the Record Date upon transfer or new issuance of the Common Shares will contain a notation incorporating the Rights Agreement by reference, and

                  (iii) the surrender for transfer of any Common Share certificate, even without such notation or a copy of this Summary of Rights attached to it, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate.

         As promptly as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

         The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on August 23, 2009, unless extended or earlier redeemed or exchanged by the Company as described below.

         The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution:

                  (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares,

                  (ii) upon the grant to holders of the Preferred Shares of certain rights, options or warrants to subscribe for or purchase Preferred Shares or convertible securities at less than the then current market price of the Preferred Shares, or

                  (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those described in clause
         (ii) above).

         The number of Preferred Shares issuable upon the exercise of a Right is also subject to adjustment in the event of a dividend on Common Shares payable in Common Shares, or a subdivision, combination or consolidation of the Common Shares.

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. No fractional Preferred Shares will be issued (other than fractional shares which are integral multiples of one two-hundredth (subject to adjustment) of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) if in lieu of such issuance, a payment in cash is made based on the closing price (pro-rated for the fraction) of the Preferred Shares on the last trading date prior to the date of exercise.

         In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights that are or were beneficially owned by the Acquiring Person (which will thereafter be void), will have the right to receive upon exercise of the Right at the then current exercise price of the Right that number of Common Shares having a market value of two times the exercise price of the Right, subject to certain possible adjustments.

         In the event that, on or after the Distribution Date or within 15 days prior thereto, the Company is acquired in certain mergers or other business combination transactions or 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) are sold on or after the Distribution Date or within 15 days prior to the Distribution Date in one or a series of related transactions, each holder of a Right (other than Rights which have become void under the terms of the Rights Agreement) will have the right to receive, upon exercise of the Right at the then current exercise price of the Right, that number of Common Shares of the acquiring company (or, in certain cases, one of its affiliates) having a market value of two times the exercise price of the Right.

         In certain events specified in the Rights Agreement, the Company is permitted temporarily to suspend the exercisability of the Rights.

         At any time after a person or group of affiliated or associated persons becomes an Acquiring Person and prior to the acquisition by a person or group of affiliated or associated persons of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights which have become void under the terms of the Rights Agreement), in whole or in part, for Common Shares or equivalent securities at an exchange ratio per Right equal to the result obtained by dividing the exercise price of a Right by the current per share market price of the Common Shares, subject to adjustment.

         At any time prior to the time that a person or group of affiliated or associated persons has become an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right, subject to adjustment (the "Redemption Price"), payable in cash. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. The Board of Directors and the Company shall not have any liability to any person as a result of the redemption or exchange of the Rights pursuant to the provisions of the Rights Agreement.

         The terms of the Rights may be amended by the Board of Directors of the Company, subject to certain limitations after the Distribution Date, without the consent of the holders of the Rights, including an amendment prior to the date a person or group of affiliated or associated persons becomes an Acquiring Person to lower the threshold for exercisability of the Rights from 15% to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding Common Shares then known by the Company to be beneficially owned by any person or group of affiliated or associated persons, or (ii) 10% (subject to certain exceptions).

         Until a Right is exercised, the holder of the Right, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

         The Rights Agreement (including all exhibits thereto) is incorporated by reference herein. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

A.  Financial statements

         The following prior period documents, which have been restated where required, are filed as part of this report:

                                                                                              Page(s) in
                                                                                             This Report
                                                                                             -----------
         Management's Discussion and Analysis of
             Financial Condition and Results of Operations for
             the Three Years Ended December 31, 1998....................................          8-18

         Accountant's Opinions and Consent..............................................         19-20

         Consolidated Statement of Income for
             the Three Years Ended December 31, 1998....................................            21

         Consolidated Balance Sheet
             at December 31, 1998 and 1997..............................................          22-23

         Consolidated Statement of Cash Flows for
             the Three Years Ended December 31, 1998....................................          24-25

                                       6


         Consolidated Statement of Stockholders' Equity
             for the Three Years Ended December 31, 1998..............................               26

         Notes to Consolidated Financial Statements for the Three Years
             Ended December 31, 1998 .................................................            27-44

         Schedule II - Valuation and Qualifying Accounts and Reserves
             for the Three Years Ended December 31, 1998 ..............................              45


C.  Exhibits

         4(a). Share Rights Agreement, dated as of July 29, 1999, between Bemis Company, Inc. and Norwest Bank Minnesota, National Association, as Rights Agent (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A, dated August 4, 1999).

         27.      Financial Data Schedule   (EDGAR electronic filing only).

         99.      Press Release dated July 23, 1999.                                           46-51

                  Press Release dated July 29, 1999.                                              52

                  Restated, 1998 Quarterly Financial Statements - Unaudited.                   53-57



                                   SIGNATURES


         Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                         BEMIS COMPANY, INC.



By     /s/ Benjamin R. Field, III               By    /s/ Gene C. Wulf
  ---------------------------------------         ------------------------------
     Benjamin R. Field, III, Senior Vice            Gene C. Wulf, Vice President
        President, Chief Financial Officer             and Controller
        and Treasurer

Date     August 9, 1999                         Date     August 9, 1999

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS


RESTATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


THREE-YEAR REVIEW OF RESULTS

                                                                                                 PERCENT
                                                                                   -----------------------------------
                                                                                       1998        1997         1996
----------------------------------------------------------------------------------------------------------------------
Net sales........................................................................     100.0%      100.0%       100.0%

Cost of products sold............................................................      78.9        79.1         76.6
                                                                                     -------------------------------
Gross margin.....................................................................      21.1        20.9         23.4

Selling, general, and administrative expenses....................................      10.1        10.1         11.6

All other expenses...............................................................       2.1         2.0          1.8
                                                                                     -------------------------------

Income before income taxes.......................................................       8.9         8.8         10.0

Income taxes.....................................................................       3.4         3.4          3.8
                                                                                     -------------------------------

Net income.......................................................................       5.5%        5.4%         6.2%
                                                                                     -------------------------------
                                                                                     -------------------------------

Effective tax rate...............................................................      38.7%       38.5%        37.9%



SUMMARY

         Capital expenditures for 1998 were $139.8 million compared to $167.5 million in 1997 and $112.0 million in 1996. Throughout this three-year period, the Company has focused on building and expanding its manufacturing capacity to support its technological strengths. This continuing investment in efficient, technologically-advanced manufacturing capacity provides the solid platform required to continue to introduce new products which will meet the needs of both our domestic and international customers.

         Effective June 30, 1998, the Company completed the acquisition of Techy International S.A., a manufacturer of flexible packaging materials based in Charleroi, Belgium. This acquisition added manufacturing and sales locations in Belgium, France, and the United Kingdom and provides a platform for growth in the European market for the Flexible Packaging business segment.

         Effective February 1, 1998, the Company acquired, for cash, one-third of all outstanding shares of Dixie Toga, S.A.'s flexible packaging business located in Brazil. This joint venture between Bemis, the largest supplier of flexible packaging in North America, and Dixie Toga, the largest supplier of flexible packaging in South America, creates an organization strong in market knowledge and leading technology to service the needs of the South American marketplace. During 1998, this joint venture, ITAP/Bemis Ltda., began the consolidation of its manufacturing facilities at a newly constructed business campus in Londrina, Parana, Brazil. ITAP/Bemis Ltda. serves a variety of markets in Brazil and the Mercosul, the Southern Cone Common Market. This joint venture has strong relationships with the major consumer goods companies in the markets it serves. Since Bemis did not purchase a controlling interest in the company, the investment and earnings are recorded on the equity basis of accounting.

         During 1998, the Company completed the reorganization of its paper products product line which was announced mid-1997, and returned to income $0.5 million of the $7.8 million charge originally recorded to absorb the cost of this effort. This reorganization principally involved the closure of two manufacturing facilities and realignment of the organization into operating units targeting specific focused markets in which the Company anticipates faster growing market segments.

         Two other smaller, strategic changes were accomplished in the international arena during 1998. To speed up delivery and service to our valued Asian customers, especially for coated and thermoformed medical packaging products, the Company, through its subsidiary, Perfecseal Inc., started up operations in the recently formed Malaysian company, Perfecseal (Asia Pacific) Sdn Bhd. In addition, the Company, through its subsidiary, Morgan Adhesives Company, formed a sales subsidiary in Brazil, Morgan Adhesives America do Sul, Ltda., to pursue sales opportunities for our pressure sensitive materials business throughout South America and Central America.

         Overall results for the year produced net sales of $1.85 billion compared to $1.88 billion and $1.66 billion for 1997 and 1996 respectively. The sales decline of 1.6 percent in 1998, which occurred exclusively in the Flexible Packaging segment, is principally due to the sale of the machinery business in 1997, lower paper products sales following the reorganization of the paper products product line, and lower raw material costs which tend to drive down selling prices. Net income for 1998 totaled $101.1 million compared with $101.4 million and $103.0 for 1997 and 1996 respectively. Diluted earnings per share were $1.90 for 1998, $1.88 for 1997, and $1.93 for 1996. Excluding the effects of business acquisitions and dispositions as well as the 1997 restructuring charge of $7.8 million, 1998 net sales decreased
0.2 percent from 1997 while operating profit decreased 0.3 percent from the 1997 level.

         Sales for the Flexible Packaging segment declined 2.1 percent from the very strong level achieved in 1997 while remaining more than 15.1 percent over the 1996 sales level. Very strong unit sales increases in high barrier products and polyethylene products helped to offset the impact of the reorganization of paper products, lower plastic raw material prices, and the sale of the machinery business. The 1997 sales volume benefited from the acquisition of Paramount Packaging. Flexible Packaging operating profits were $156.3 million in 1998, or 11.4 percent of sales, compared to $142.6 million, or 10.2 percent of sales in 1997, and $142.5 million, or 12.0 percent of sales in 1996. Increasing unit sales and a lower cost structure largely account for the 1998 improvements in operating profit.

         Sales for the Pressure Sensitive Materials segment increased slightly over the 1997 level. Operating profit, however, was lower as this business segment faced less favorable economic conditions around the globe, increased price competition in certain markets, and inefficiencies in manufacturing operations brought on by changes in sales mix and volumes. Pressure Sensitive Materials operating profits were $51.0 million in 1998, or
10.6 percent of sales, compared to $67.2 million, or 14.0 percent of sales in 1997, and $59.6 million, or 12.8 percent of sales in 1996. The 1997 improvement in operating margins resulted from a better mix of products and improved plant efficiencies.


FORWARD LOOK

         Heavy capital investments during the past several years together with an ongoing product development effort well position the Company to efficiently provide superior packaging solutions to the marketplace. We have strong positions in our markets, excellent technology throughout our product lines, efficient manufacturing, and highly talented and capable people. The recently announced efforts to reorganize the Pressure Sensitive Materials segment to more effectively align its products, markets, and customers are expected to enhance its future performance. This process will, however, result in additional costs in 1999 which are expected to keep operating profits in the Pressure Sensitive Materials business essentially flat with 1998, leading to substantially better results in 2000 and beyond. The Company's packaging operations are expected to remain strong while market conditions are expected to be less favorable in 1999 than in 1998.


COSTS AND EXPENSES

         Cost of products sold as a percentage of net sales was 78.9 percent for 1998 compared to 79.1 percent for 1997 and 76.6 percent for 1996. The favorable experience in 1998 is largely due to a lower cost structure and the absence, in 1998, of the disruptive nature of the Paramount acquisition and the paper products product line restructuring in 1997.

         Selling, general, and administrative expense decreased in absolute dollars in 1998 and 1997 as a result of improved cost control and business unit dispositions. Actual expense for 1998 decreased $3.7 million or 2.0 percent compared to 1997, and decreased $3.2 million or 1.7 percent for 1997 versus 1996.

         Research and development expense was $12.2 million in 1998, $12.0 million in 1997, and $13.7 million in 1996. The disposition of the balance of our packaging machinery business reduced costs in 1997 and 1998. However, that impact was more than offset in 1998 by increased product development efforts within the Pressure Sensitive Materials business segment.

         Higher debt levels have resulted in interest expense increasing to $21.9 million for 1998 compared to $18.9 million in 1997 and $13.4 million in 1996. The increasing debt level during the three-year period was due to modestly higher working capital to support rising business activity, common stock repurchases, capital expenditures, and our business acquisition efforts.

         Other costs (income) reflect expense of $0.3 million for 1998 versus expense of $0.9 million and income of $4.0 million in 1997 and 1996, respectively. Gains realized on the sale of business units in 1996 and 1997 were not repeated in 1998. Also included in 1998 were losses at our Brazilian joint venture. The net expense position for 1997 compared to 1996 relates primarily to the charge for the restructuring of our paper products organization. See Notes 2 and 3 to the Financial Statements for an expanded discussion of these 1996 and 1997 gains and 1997 restructuring charge.

RETURN ON INVESTMENT

         Return on average common stockholders' equity in 1998 was 14.9 percent compared to 16.0 percent in 1997 and 18.0 percent in 1996.

         Operating profit as a percent of average investment was 17.1 percent in 1998, compared to 18.5 percent in 1997 and 21.5 percent in 1996.

         Operating profit as a percent of average investment for Flexible Packaging was 15.9 percent in 1998 compared to 15.6 percent in 1997 and 19.3 percent in 1996. This same ratio for Pressure Sensitive Materials was 22.1 percent in 1998 compared to 30.2 percent in 1997 and 29.7 percent in 1996.

         Return on average total capital was 10.3 percent in 1998, 11.3 percent in 1997, and 13.0 percent in 1996. Total capital is defined as the sum of all short-term and long-term debt, including obligations under capital leases, stockholders' equity, and deferred taxes. Return on capital is based on net income adjusted for interest expense on an after-tax basis.

CAPITAL EXPENDITURES

         Capital expenditures in 1998 were $139.8 million compared to $167.5 million in 1997 and $112.0 million in 1996, including capitalized interest of $1.3 million, $1.3 million, and $.8 million for 1998, 1997, and 1996, respectively. In 1999, management anticipates expenditures to be slightly less than 1998 levels. The bulk of these expenditures, made from internally generated funds, will be for continued expansion of the Company's growth businesses, with major equipment purchases planned for the Flexible Packaging segment in both the high barrier products and polyethylene products and the expansion of our Pressure Sensitive Materials segment.

CAPITAL STRUCTURE, LIQUIDITY, AND CASH FLOW

         Stockholders' equity increased in 1998 to $687.9 million, up from $667.2 million in 1997 and $600.6 million in 1996, due primarily to earnings net of dividend payments and common stock repurchases. In 1998, $41.3 million of common stock was repurchased compared to $5.1 million in 1997 and $9.0 million in 1996. Common stock totaling $7.4 million was issued in 1998 in connection with employee stock incentive programs.

         Total debt increased $56.8 million in 1998 to $377.9 million, making total debt as a percent of total capital 32.8 percent compared to 30.0 percent in 1997 and 26.6 percent in 1996. In 1999, total debt is expected to decrease due to an expected reduction in common stock repurchases and capital expenditures from 1998 and 1997 levels offset by increases in working capital attributable to an expected increase in sales levels.

         Working capital (excluding short-term debt) decreased by $7.5 million to $307.8 million in 1998 following an increase of $2.2 million to $315.3 million in 1997, and an increase of $32.9 million to $313.1 million in 1996. The current ratio was 2.2:1 in 1998 compared to 2.2:1 in 1997 and 2.4:1 1996.

         The Company's cash flow remained strong in 1998 as cash provided by operations was $199.5 million compared to $190.3 million in 1997 and $182.5 million in 1996. The following schedule presents the major sources and uses of cash for the Company in 1998.

SOURCES AND USES OF CASH (IN MILLIONS OF DOLLARS)
SOURCES
Net Income .....................................     $  101.1
Depreciation and amortization ..................         88.9
Minority Interest ..............................          4.5
Decrease in working capital*  (net of effects of
     acquisitions and dispositions) ............         12.0
Deferred income taxes ..........................          3.5
Increase in total debt  (net of effects of
     acquisitions and dispositions) ............         56.4
Other ..........................................         11.6
                                                     --------
         Total Sources .........................     $  278.0
                                                     --------
                                                     --------
USES
Capital expenditures ...........................     $  139.8
Business acquisitions, net of cash acquired ....         50.2
Common stock repurchases .......................         41.3
Dividends ......................................         46.7
                                                     --------
         Total Uses ............................     $  278.0
                                                     --------
                                                     --------

* Excluding short-term debt ....................

         The Company's pretax interest coverage was 8.6 times in 1998 compared to 9.7 times in 1997 and 13.4 times in 1996. Pretax income increased to $165.0 million in 1998 from $164.9 million in 1997 and $166.0 million in 1996. Interest expense was $21.9 million in 1998, $18.9 million in 1997, and $13.4 million in 1996. Following are pretax interest coverage ratios for the last five years:

COVERAGE OF PRETAX INTEREST BY PRETAX INCOME AND INTEREST
         1994              1995             1996              1997            1998
        ---------------------------------------------------------------------------
         16.2               12.5             13.4               9.7            8.6

         Substantial credit is available to the Company for future use, including a $327 million revolving credit agreement with seven banks. Bemis is also an issuer of commercial paper which carries an A1/P1 rating.


FOREIGN CURRENCY EXPOSURES

         The Company enters into forward foreign currency exchange contracts to hedge certain foreign currency denominated receivables and payables, principally at operations in Belgium, France, Germany, Italy, United Kingdom, Sweden, and Spain. Exchange gains and losses arising from these transactions are deferred and recognized when the transaction for which the hedge was obtained is finalized. At December 31, 1998 and 1997, the Company had outstanding forward foreign currency exchange contracts aggregating $19,736,000 and $19,144,000, respectively. Forward foreign currency exchange contracts generally have maturities of less than nine months and relate primarily to major Western currencies. Counterparties to the forward foreign currency exchange contracts are major financial institutions. Credit loss from counterparty nonperformance is not anticipated. Based on quoted year-end market prices of forward foreign currency exchange contracts the Company would have experienced a $26,000 loss at December 31, 1998, and a $120,000 loss at December 31, 1997, had outstanding contracts been settled at those respective dates.

         In mid-January 1999, the Brazilian Government reversed a policy which will have a negative impact on the Company in the first quarter of 1999. Previously, the Brazilian Government controlled their currency by pegging it to a narrow band as it relates to the U.S. dollar. This policy was dropped in favor of allowing the Brazilian currency, the real, to float against the U.S. dollar. The immediate effect was a devaluation of the real against the U.S. dollar. The Company has a one-third interest in a Brazilian joint venture, ITAP/Bemis Ltda. The joint venture has foreign denominated debt exposures which are only partially hedged. Net conversion losses on the debt will be recorded as an expense.


INCOME TAXES

         The Company's effective tax rate was 38.7 percent in 1998 versus
38.5 percent in 1997 and 37.9 percent in 1996. The primary difference between our overall tax rate and the U.S. statutory tax rate of 35 percent in 1998, 1997, and 1996 relates to state and local income taxes net of the federal income tax benefit.

NEW ACCOUNTING PRONOUNCEMENTS

         In 1998, the Company adopted, as required, the provisions of Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information." This SFAS requires disclosure of selected financial information based on the "operating segments" of the enterprise rather than "industry segments" standard required by superseded authoritative requirements. No significant changes were required upon adoption of this SFAS No. 131. For many years the Company's business activities have been organized around its two principal business segments, Flexible Packaging and Pressure Sensitive Materials.

         In 1998, the Company adopted, as required, the expanded disclosure provisions of SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." The additional disclosure requirements are included in the Notes to the Consolidated Financial Statements which are part of the Company's annual financial statements.

         In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement, which is required to be adopted for annual periods beginning after June 15, 1999, establishes standards for recognition and measurement of derivatives and hedging activities. The Company will implement this statement in the year 2000 as required. The adoption of SFAS No. 133 is not expected to have a material effect on the Company's financial position or results of operations.


MARKET PRICES AND DIVIDENDS

         The Bemis quarterly dividend was increased by 10.0 percent in the first quarter of 1998 to 22 cents per share from 20 cents. This followed first quarter increases of 11.1 percent in 1997 to 20 cents per share from 18 cents, and 12.5 percent in 1996 to 18 cents per share from 16 cents in 1995.

         Common dividends for the year were 88 cents per share, up from 80 cents in 1997 and 72 cents in 1996. The 1998 dividend payout ratio was 46.4 percent compared to 42.5 percent in 1997 and 37.2 percent in 1996. Based on the market price of $44.06 per share at the beginning of 1998, the dividend yield was 2.0 percent.

         Stockholders' equity per common share (book value per share) increased to $13.16 per share in 1998, up from $12.60 per share in 1997 and $11.47 per share in 1996. Trading volume in Bemis common stock was 25.5 million shares in 1998.

         In February 1999, the Board of Directors increased the quarterly cash dividend on common stock to 23 cents per share from 22 cents, a 4.5 percent increase.

EUROPEAN COMMON CURRENCY (EURO)

         The European Economic and Monetary Union (EMU) and a new currency, the "euro", began in Europe on January 1, 1999. This is a significant and critical element in the European Union's (EU) plan to blend the economies of the EU's member states into one integrated market, with unrestricted and unencumbered trade and commerce across borders. Eleven of the fifteen member EU countries are initially participating. Other member states may join in the years to come.

         On January 1, 1999, the European Central Bank (ECB) established fixed conversion rates between the euro and existing currencies (legacy currencies) of participating member countries of the EMU. The euro now trades on currency exchanges and is available for noncash transactions on a "no compulsion, no prohibition" basis. The euro will coexist with the legacy currencies through January 1, 2002. During this transition period, currency conversion rates no longer will be computed directly from one legacy currency to another. Instead, a "triangulation" process must be applied with any amount denominated in a legacy currency first converted into a euro amount and then into the second legacy currency. Beginning on January 1, 2002, the ECB will issue euro-denominated bills and coins for use in cash transactions. On or before July 1, 2002, the participating countries will withdraw all legacy bills and coins and use the euro as their legal currency.

         The principal impact on the Company will be experienced by its operations whose functional currency is the existing currency (legacy currency) of a participating member country of the EMU. The "triangulation" process and the resulting single currency denomination (the euro) will impact the information technology infrastructure, accounting record keeping requirements, and cross-border purchasing and selling. The Company recognizes that failure to timely resolve internal euro issues could result, in a worst case, in the Company's European operations' inability to obtain raw materials in a timely manner; reductions, delays, or cancellations of customer orders; delays in payments by customers for products shipped; or a general inability to record, track, and consummate business transactions. Any or all of these events could have a material adverse effect on the Company's business, financial condition, and results of operations.

         The Company has selected and installed new computer software which is euro-compliant (also Year 2000 compliant) and expects that the initial positive experience during the first few weeks of 1999 will continue as actual utilization of the new software more fully tests its functionality over a longer period of time. The cost of these efforts is expected to total $1.5 million of which approximately $1.0 million was incurred in 1998 for both expense and capital items. The overall effect on the Company's international operations, principally its Pressure Sensitive Materials business segment, is not expected to be material. In addition, the increased "price and cost transparency" expected to result from a single currency for a larger integrated market, is expected to lower material cost and lower costs associated with currency transactions, however, selling prices may be adversely affected. The experience during the first few weeks of 1999 has not been out of the ordinary and the Company expects this transition experience to continue.

YEAR 2000 ISSUE

         In late-1992, the Company began to set direction for upgrading all of its information technology (IT) systems with a focus on significant enhancement of IT support at the division level. It was the Company's intention to replace legacy IT systems with hardware and software that reflected the current state of technology. Principal objectives of this major effort were to significantly improve the quality and usefulness of computerized information management systems, to improve employee and manufacturing efficiencies, and to notably enhance the quality of service to customers, suppliers, and employees. "Year 2000 compliant," was one of many necessary attributes of any system considered. Computers and related equipment, computer software, and other office and manufacturing equipment utilizing microprocessors that use only two digits to identify a year in a date field may be unable to accurately process certain date-based information at or after the Year 2000. This is commonly referred to as the "Year 2000 issue."

         The Company, like commerce in general, is highly dependent on computerized systems or controls for the administrative recording of business transactions, for the administrative control and actual manufacture of products it sells, and for the efficient interaction between third parties such as suppliers, customers, banks, and employees. The Company recognizes that failure to timely resolve internal Year 2000 issues could result, in a worst case, in the Company's inability to obtain raw materials in a timely manner; reductions in the quality or quantity of materials obtained; reductions, delays, or cancellations of customer orders; delays in payments by customers for products shipped; or a general inability to record, track, and consummate business transactions. Any or all of these events could have a material adverse effect on the Company's business, financial condition, and results of operations.

         The Company is addressing its Year 2000 issue in three areas: (1) IT system applications, (2) non-IT systems, including engineering and manufacturing equipment applications, and (3) relationships with third parties.

         The Company has conducted an assessment of its company-wide Year 2000 issue surrounding its IT systems. Since the initial assessment in late-1992, concurrent efforts have been underway to evaluate, select, and implement third party supplied or internally developed software for company-wide or division-wide applications. Currently, a portion of all new major software applications is in daily operation. Internally developed software is Year 2000 compliant, and where third party supplied software is not Year 2000 compliant the Company has received assurance of such compliance once the updated software version is released and installed in 1999. While the current stages of completion for these concurrent efforts vary, the Company believes that implementation will be complete and Year 2000 compliant by mid-1999.

         The Company has completed the initial assessment of the Year 2000 issue surrounding its non-IT systems, including engineering and manufacturing equipment applications. Year 2000 remediation and testing efforts, which are continuing throughout the Company, are more than 50 percent complete. This Company-wide effort is being centrally coordinated with actual assessment, remediation, and implementation assigned to identified individuals at each manufacturing, warehouse, or office site.

While the degree of effort and extensiveness of remediation will vary by site, it is expected that all sites will be Year 2000 compliant by mid-1999.

         Finally, the Company is continuing to examine its relationship with third parties whose failure to become Year 2000 compliant in a timely manner, if at all, could have a material effect on the Company. The Company has been in contact with significant vendors and customers with respect to such companies' Year 2000 compliance programs and status. In addition, follow-up conversations have been conducted with key customers and vendors. The Company is continuing to evaluate this effort and expects to request more detailed and updated information from its principal suppliers and customers over the next several months.

         The Company is developing contingency plans to address the effects of the failure of the Company or any of its principal suppliers, customers, or other third parties to become Year 2000 compliant in a timely manner. While the initial contingency plan development is expected to be completed during the first quarter of 1999, it is expected that this plan will be updated throughout 1999 as required by changes in events, facts, and circumstances surrounding the Company's Year 2000 compliance efforts as well as that of its principal suppliers, customers, and other third parties.

         Most business units meet at least monthly to review progress and plans. Senior level representatives from the various concurrent implementation and remediation teams meet at least quarterly with senior level Company management to assess progress, to assure a coordinated effort where required, and to verify a continued Company-wide focus toward a satisfactory resolution of the Company's Year 2000 issue. The Company is utilizing both internal and external resources to meet its timetable for becoming Year 2000 compliant.

         Since late-1992, when the Company began to set direction for upgrading all of its IT systems in the normal course of business, the Company has made capital investments in certain third party software and hardware systems to address the financial and operational needs of the business. These systems, which will improve the efficiencies and productivity of the replaced systems, have been, or will be certified Year 2000 compliant by the vendors and have been or will be installed by mid-1999. To date all of these capital projects were part of the Company's long term strategic capital plan and their timing was not accelerated as a result of the Year 2000 issue. Total expenditures for the remediation of "embedded chip exposures" in manufacturing equipment and facilities together with the unexpected replacement of selected computer equipment is estimated to total $2.6 million, of which approximately $0.3 million has been incurred in 1998. This effort is expected to be completed by mid-1999. All expenditures are made from internally generated funds and have not had a negative impact on the Company's capital expenditure program.


FORWARD-LOOKING STATEMENTS

         The following "Safe Harbor Statement" is made pursuant to the Private Securities Litigation Reform Act of 1995. Certain of the statements contained in the body of this report are forward-looking statements (rather than historical facts). With respect to such forward-looking statements, the Company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current plans and expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in such statements. These forward-looking statements include, but are not limited to, the following: the successful reorganization of the Pressure Sensitive Materials segments; the expectation that packaging operations will remain strong in 1999; the success of the Company in expanding its international business; the amount and distribution of expected capital expenditures in 1999; the expectation that total debt will decrease slightly in 1999; the cost and success of the Company's Year 2000 compliance program and euro conversion program; and the opinion of management that resolution of the Company's current environmental litigation will not produce a material adverse effect on its financial condition or results of operations.

         Factors that could cause actual results to differ from those expected include, but are not limited to, general economic conditions such as inflation, interest rates, and foreign currency exchange rates; competitive conditions within the Company's markets, including the acceptance of new and existing products offered by the Company; price increases for raw materials and the ability of the Company to pass these price increases on to its customers or otherwise manage commodity price fluctuation risks; the presence of adequate cash available for investment in the Company's business in order to maintain desired debt levels; unanticipated consequences of the Year 2000, including noncompliance by the Company's customers or suppliers; unanticipated consequences of the EMU's conversion to the euro; changes in governmental regulation, especially in the areas of environmental, health and safety matters, and foreign investment; unexpected outcomes in the Company's current and future litigation proceedings; and changes in the Company's labor relations.

BEMIS COMMON STOCK PERFORMANCE *

                                   1998                            1997                        1996
                      ------------------------------------------------------------------------------------------
                                            Dividend                       Dividend                     Dividend
                        High        Low       Paid      High        Low      Paid      High     Low       Paid
                      ------------------------------   ----------------------------   --------------------------
First Quarter         46-15/16     40-1/4     $.22     43-3/8     35-7/8     $.20     33-3/8   26-1/8      $.18

Second Quarter           46        40-5/8     $.22     43-3/4     36-1/2      .20     36         30         .18

Third Quarter            41       34-15/16    $.22     47-3/16    43-3/8      .20     36       29-3/8       .18

Fourth Quarter         42-3/16    33-15/16    $.22     45-1/16   35-13/16     .20     37-1/8     34         .18

*New York Stock Exchange:  BMS

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and the Board of Directors of Bemis Company, Inc.:

         In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of Bemis Company, Inc., and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  /s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota
January 22, 1999, except as to Note 17, which is as of July 20, 1999

                        REPORT OF INDEPENDENT ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULES

To the Board of Directors of Bemis Company, Inc.:

         Our audits of the consolidated financial statements referred to in our report dated January 22, 1999, except as to Note 17 which is as of July 20, 1999, also included an audit of Financial Statement Schedules listed in
Item 7 of this Current Report on Form 8-K dated July 23, 1999. In our opinion, these Financial Statement Schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota
July 20, 1999



                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (number 2-61796) and Form S-3 (number 33-60253) of Bemis Company, Inc., of our report dated January 22, 1999, except as to Note 17 which is as of July 20, 1999, relating to the financial statements and financial statement schedule which appear in the Current Report on Form 8-K dated July 23, 1999.

/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota
August 10, 1999

RESTATED FINANCIAL STATEMENTS FOR THE PERIODS
ENDED DECEMBER 31, 1998


                          BEMIS COMPANY, INC. AND SUBSIDIARIES
                           CONSOLIDATED STATEMENT OF INCOME
                   RESTATED TO REFLECT CHANGE TO FIFO INVENTORY METHOD
                               YEARS ENDED DECEMBER 31,
                (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS)

                                                          1998             1997             1996
--------------------------------------------------------------------------------------------------
Net sales                                             $1,848,004       $1,877,237       $1,655,431
Costs and expenses:
  Cost of products sold                                1,458,215        1,485,494        1,268,824
  Selling, general, and administrative expenses          185,841          189,590          192,819
  Research and development                                12,224           12,012           13,655
  Interest                                                21,866           18,893           13,397
  Other costs (income), net                                  332              918           (3,996)
  Minority interest in net income                          4,496            5,406            4,695
                                                      ---------------------------------------------
Income before income taxes                               165,030          164,924          166,037
Provision for income taxes                                63,900           63,500           63,000
                                                      ---------------------------------------------
Net income                                            $  101,130       $  101,424       $  103,037
                                                      ---------------------------------------------
                                                      ---------------------------------------------
Basic earnings per share of common stock                  $ 1.91           $ 1.91           $ 1.96
                                                      ---------------------------------------------
                                                      ---------------------------------------------
Diluted earnings per share of common stock                $ 1.90           $ 1.88           $ 1.93
                                                      ---------------------------------------------
                                                      ---------------------------------------------


(SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.)

                      BEMIS COMPANY, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEET
              RESTATED TO REFLECT CHANGE TO FIFO INVENTORY METHOD
                                 DECEMBER 31,
                          (IN THOUSANDS OF DOLLARS)

ASSETS                                                                    1998         1997
--------------------------------------------------------------------------------------------------
Current assets:
  Cash                                                              $    23,738      $    13,827
  Accounts receivable, less $12,863 and $12,110
    for doubtful accounts and allowances                                246,676          233,547
  Inventories                                                           241,585          267,372
  Prepaid expenses and deferred charges                                  34,912           47,443
                                                                    ------------------------------
    Total current assets                                                546,911          562,189
                                                                    ------------------------------
Property and equipment:
  Land and land improvements                                             14,811           13,563
  Buildings and leasehold improvements                                  219,055          204,263
  Machinery and equipment                                               918,782          826,671
                                                                    ------------------------------
                                                                      1,152,648        1,044,497
  Less - accumulated depreciation                                       412,547          359,270
                                                                    ------------------------------
                                                                        740,101          685,227
                                                                    ------------------------------
Excess of cost of investments in subsidiaries
  over net assets acquired                                              160,819          150,632
Other assets                                                             34,195           10,315
                                                                    ------------------------------
                                                                        195,014          160,947
                                                                    ------------------------------
Total Assets                                                        $ 1,482,026      $ 1,408,363
                                                                    ------------------------------
                                                                    ------------------------------


(SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.)

                                                                CONTINUED

                       BEMIS COMPANY, INC. AND SUBSIDIARIES
                             CONSOLIDATED BALANCE SHEET
               RESTATED TO REFLECT CHANGE TO FIFO INVENTORY METHOD
                                   DECEMBER 31,
                             (IN THOUSANDS OF DOLLARS)

LIABILITIES AND STOCKHOLDERS' EQUITY                                      1998         1997
--------------------------------------------------------------------------------------------------
Current liabilities:
  Current portion of long-term debt                                 $     2,946      $     2,173
  Short-term borrowings                                                   3,553            2,105
  Accounts payable                                                      193,088          195,346
  Accrued liabilities:
    Salaries and wages                                                   31,629           34,892
    Income taxes                                                          5,752            8,445
    Other taxes                                                           8,645            8,226
                                                                    ------------------------------
      Total current liabilities                                         245,613          251,187
Long-term debt, less current portion                                    371,363          316,791
Deferred taxes                                                           84,679           81,966
Other liabilities and deferred credits                                   54,655           56,876
                                                                    ------------------------------
      Total liabilities                                                 756,310          706,820
                                                                    ------------------------------
Minority interest                                                        37,862           34,309
Commitments and contingencies

Stockholders' equity:
  Common stock, $.10 par value:
    Authorized - 248,000,000 shares
    Issued - 59,056,047 and 58,643,557 shares                             5,906            5,864
  Capital in excess of par value                                        181,908          174,562
  Retained income                                                       708,362          653,933
  Other comprehensive income (loss)                                      (6,116)          (6,263)
  Common stock held in treasury,
    6,786,889 and 5,676,046 shares, at cost                            (202,206)        (160,862)
                                                                    ------------------------------
  Total stockholders' equity                                            687,854          667,234
                                                                    ------------------------------
Total liabilities and stockholders' equity                          $ 1,482,026      $ 1,408,363
                                                                    ------------------------------
                                                                    ------------------------------


                       BEMIS COMPANY, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT 0F CASH FLOWS
                RESTATED TO REFLECT CHANGE TO FIFO INVENTORY METHOD
                             YEARS ENDED DECEMBER 31
                            (IN THOUSANDS OF DOLLARS)

                                                                          1998         1997             1996
----------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                        $  101,130       $  101,424       $  103,037
  Noncash items:
    Depreciation and amortization                                       88,910           78,856           66,192
    Minority interest in net income                                      4,496            5,406            4,695
    Deferred income taxes, noncurrent portion                            3,516            3,412            8,335
    Undistributed earnings of affiliated companies                       1,546
    (Gain) loss on sale of property and equipment                          (74)           1,155              245
                                                                    --------------------------------------------
Cash provided by operations                                            199,524          190,253          182,504

Changes in working capital, net of effect of
  acquisitions and dispositions:
    Accounts receivable                                                 (9,816)         (13,982)         (14,062)
    Inventories                                                         28,332          (17,776)         (28,488)
    Prepaid expenses and deferred charges                               12,565           (7,684)           1,065
    Accounts payable                                                    (3,141)         (13,610)          (4,520)
    Accrued salaries and wages                                          (3,780)            (731)           4,180
    Accrued income taxes                                                (2,668)           2,969           (7,817)
    Accrued other taxes                                                    429            2,495           (3,825)

Changes in other liabilities and deferred credits                       (2,002)          (2,223)           4,612
Changes in deferred charges and other investments                        1,497            4,000            2,563
                                                                    --------------------------------------------
Net cash provided by operating activities                           $  220,940       $  143,711       $  136,212
                                                                    --------------------------------------------


(SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.)

                                                                CONTINUED

                       BEMIS COMPANY, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT 0F CASH FLOWS
                RESTATED TO REFLECT CHANGE TO FIFO INVENTORY METHOD
                             YEARS ENDED DECEMBER 31
                            (IN THOUSANDS OF DOLLARS)

                                                                          1998         1997             1996
-------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Additions to property, plant, and equipment                       $  (139,833)     $  (167,520)     $  (111,950)
  Business acquisitions, net of cash acquired                           (50,206)           2,055          (74,114)
  Business divestiture                                                                    27,984           12,752
  Proceeds from sale of property and equipment                            3,993            2,652            1,960
  Other                                                                      11              (22)              37
                                                                    -----------------------------------------------
Net cash used by investing activities                                  (186,035)        (134,851)        (171,315)
                                                                    -----------------------------------------------
Cash flows from financing activities:
  Increase in long-term debt                                             56,946           59,628           79,952
  Repayment of long-term debt                                            (2,374)         (14,875)          (5,310)
  Change in short-term borrowings                                         1,272             (618)           1,926
  Change in current portion of long-term debt                               574              467           (1,699)
  Cash dividends paid                                                   (46,701)         (42,418)         (37,830)
  Subsidiary dividends to minority stockholders                          (1,835)          (1,835)          (1,841)
  Purchase of common stock for the treasury                             (41,344)          (5,051)          (8,962)
  Stock incentive programs and related tax effects                        7,388               51              312
                                                                    -----------------------------------------------
Net cash (used) provided  by financing activities                       (26,074)          (4,651)          26,548
                                                                    -----------------------------------------------
Effect of exchange rates                                                  1,080             (605)          (3,254)
                                                                    -----------------------------------------------
Net increase (decrease) in cash                                     $     9,911      $     3,604      $   (11,809)
                                                                    -----------------------------------------------
                                                                    -----------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Noncash investing and financing activities:
  Fair value of assets acquired                                     $    54,180      $   123,262      $    92,218
  Liabilities assumed                                                     3,974          100,213           14,937
  Minority interest acquired                                                                                1,108
                                                                    -----------------------------------------------
  Net value acquired                                                     50,206           23,049           76,173
  Common stock issued                                                                     25,104            2,059
                                                                    -----------------------------------------------
  Cash used for acquisition                                         $    50,206      $    (2,055)     $    74,114
                                                                    -----------------------------------------------
                                                                    -----------------------------------------------
Interest paid during the year                                       $    22,900      $    19,752      $    14,268
Income taxes paid during the year                                   $    48,897      $    55,813      $    60,955


                      BEMIS COMPANY, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
              RESTATED TO REFLECT CHANGE TO FIFO INVENTORY METHOD

                                                       Capital In                    Other             Common           Total
                                            Common     Excess Of      Retained     Comprehensive     Stock Held      Stockholder's
(IN THOUSANDS OF DOLLARS)                   Stock      Par Value       Income      Income (Loss)     In Treasury       Equity
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995,
  as previously reported                    $ 5,781    $147,119       $498,167      $   8,590        ($146,849)        $ 512,808
Cumulative effect on prior years
  of change in accounting for inventory
  from the LIFO to FIFO method                                          31,553                                            31,553
                                            --------------------------------------------------------------------------------------
Balance at January 1, 1996, as restated       5,781     147,119        529,720          8,590         (146,849)          544,361
                                            --------------------------------------------------------------------------------------
Net income for 1996, as
  previously reported                                                  101,081                                           101,081
1996 net income adjustment for LIFO
  to FIFO change                                                         1,956                                             1,956
Translation adjustment for 1996                                                        (3,917)                            (3,917)
Pension liability adjustment,
  net of $948 tax benefit                                                               1,546                              1,546
                                                                                                                       -----------
Total comprehensive income                                                                                               100,666
                                                                                                                       -----------
Cash dividends paid on common
  stock, $. 72 per share                                               (37,830)                                          (37,830)
Stock incentive programs and
  related tax effects                             2         310                                                              312
Common stock transactions related to an
  acquisition of a subsidiary company             7       2,052                                                            2,059
Purchase of 292,000 shares of common stock                                                              (8,962)           (8,962)
                                            --------------------------------------------------------------------------------------
Balance at December 31, 1996, as restated     5,790     149,481        594,927          6,219         (155,811)          600,606
                                            --------------------------------------------------------------------------------------
Net income for 1997, as previously reported                            107,584                                           107,584
1997 net income adjustment for LIFO
  to FIFO change                                                        (6,160)                                           (6,160)
Translation adjustment for 1997                                                       (11,109)                           (11,109)
Pension liability adjustment, net
  of $842 tax benefit                                                                  (1,373)                            (1,373)
                                                                                                                       -----------
Total comprehensive income                                                                                                88,942
                                                                                                                       -----------
Cash dividends paid on common
  stock, $.80 per share                                                (42,418)                                          (42,418)
Stock incentive programs and related
  tax effects                                     4          47                                                               51
Common stock transactions related to an
  acquisition of a subsidiary company            70      25,034                                                           25,104
Purchase of 139,429 shares of common stock                                                              (5,051)           (5,051)
                                            --------------------------------------------------------------------------------------
Balance at December 31, 1997, as restated     5,864     174,562        653,933         (6,263)        (160,862)          667,234
                                            --------------------------------------------------------------------------------------
Net income for 1998, as previously reported                            111,432                                           111,432
1998 net income adjustment for LIFO
  to FIFO change                                                       (10,302)                                          (10,302)
Translation adjustment for 1998                                                           (72)                               (72)
Pension liability adjustment, net
  of $102 tax benefit                                                                     219                                219
                                                                                                                       -----------
Total comprehensive income                                                                                               101,277
                                                                                                                       -----------
Cash dividends paid on common stock,
  $.88 per share                                                       (46,701)                                          (46,701)
Stock incentive programs and
  related tax effects                            42       7,346                                                            7,388
Purchase of 1,110,843 shares of
  common stock                                                                                         (41,344)          (41,344)
                                            --------------------------------------------------------------------------------------
Balance at December 31, 1998,
  as restated                                $5,906    $181,908       $708,362        ($6,116)       ($202,206)         $687,854
                                            --------------------------------------------------------------------------------------
                                            --------------------------------------------------------------------------------------


(SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.)

RESTATED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE YEARS ENDED DECEMBER 31, 1998

NOTE 1 - ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

REVENUE RECOGNITION: Sales and related cost of sales are recognized primarily upon shipment of products.

RESEARCH AND DEVELOPMENT: Research and development expenditures are charged against income as incurred.

EARNINGS PER SHARE: Basic earnings per common share are computed by dividing net income by the weighted-average number of common shares outstanding during the year. Diluted earnings per share are computed by dividing net income by the weighted-average number of common shares outstanding during the year including common stock equivalents, if dilutive.

INVENTORY VALUATION: Inventories are valued at the lower of cost, determined by the first-in, first-out (FIFO) method, or market.

PROPERTY AND EQUIPMENT: Property and equipment are stated at cost. Plant and equipment are depreciated for financial reporting purposes principally using the straight-line method over the estimated useful lives of assets. For tax purposes, the Company generally uses accelerated methods of depreciation. The tax effect of the difference between book and tax depreciation has been provided as deferred income taxes. On sale or retirement, the asset cost and related accumulated depreciation are removed from the accounts and any related gain or loss is reflected in income. Maintenance and repairs which do not improve efficiency or extend economic life are expensed currently. Interest costs are capitalized for major capital expenditures during construction.

EXCESS OF COST OF INVESTMENTS IN SUBSIDIARIES OVER NET TANGIBLE ASSETS
ACQUIRED: The excess relating to companies acquired prior to 1971 is not amortized against income unless a loss of value becomes evident. The excess resulting from investments made subsequent to 1970 is being amortized against income over various periods ranging from 20 to 40 years. The recoverability of unamortized goodwill and other intangible assets is assessed on an ongoing basis by comparing undiscounted cash flows from applicable operations to related net book value.

TAXES ON UNDISTRIBUTED EARNINGS: No provision is made for U.S. income taxes on earnings of subsidiary companies which the Company controls but does not include in the consolidated federal income tax return since it is management's practice and intent to permanently reinvest the earnings.

TRANSLATION OF FOREIGN CURRENCIES: Assets and liabilities are translated at the exchange rate as of the balance sheet date. All revenue and expense accounts are translated at average exchange rates in effect during the year. Translation adjustments are recorded as a separate component of equity.

STATEMENT OF CASH FLOWS: For purposes of reporting cash flows, cash includes cash on hand and demand deposit accounts.

PREFERRED STOCK PURCHASE RIGHTS: On August 3, 1989, the Company's Board of Directors adopted a Shareholder Rights Plan by declaring a dividend of one preferred share purchase right for each outstanding share of common stock. Under certain circumstances, a right may be exercised to purchase one two-hundredth of a share of Series A Junior Preferred Stock for $60. The rights become exercisable if a person or group acquires 20 percent or more of the Company's outstanding common stock, subject to certain exceptions, or announces an offer which would result in such person acquiring 20 percent or more of the Company's outstanding common stock. If a person or group acquires 20 percent or more of the Company's outstanding common stock, subject to certain exceptions, each right will entitle its holder to buy common stock of the Company having a market value of twice the exercise price of the right. The rights expire August 22, 1999, and may be redeemed by the Company for 1 cent per right at any time before, or, in certain circumstances, within 30 days (subject to extension) following the announcement that a person has acquired 20 percent or more of the Company's outstanding common stock. In connection with the Shareholder Rights Plan, the Company's Board of Directors authorized 600,000 shares of Series A Junior Preferred Stock with a par value of $1 per share. At December 31, 1998, none of these shares were issued or outstanding.

BUSINESS SEGMENT INFORMATION: In 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information." The "operating" approach required by SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," which focused on an "industry segment" approach. No significant change in disclosure was required by the Company as a result of the adoption of SFAS No. 131.

FINANCIAL INSTRUMENTS: In June 1998, the Financial Accounting Standards Board
(FASB) issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement, which is required to be adopted for annual periods beginning after June 15, 1999, establishes standards for recognition and measurement of derivatives and hedging activities. The Company will implement this statement in the year 2000 as required. The adoption of SFAS No. 133 is not expected to have a material effect on the Company's financial position or results of operations.

ENVIRONMENTAL COST: The Company is involved in a number of environmental related disputes and claims. The Company accrues for environmental costs when it is probable that these costs will be incurred and can be reasonably estimated. At December 31, 1998 and 1997, reserves were $1,971,000 and $1,745,000, respectively. Adjustments to the reserve accounts and costs which were directly expensed for environmental remediation matters resulted in charges to the income statements for 1998, 1997, and 1996 of $169,000, $896,000, and ($181,000), net of third party reimbursements totaling $186,000, $515,000, and $439,000, for 1998, 1997, and 1996, respectively.

ESTIMATES AND ASSUMPTIONS REQUIRED: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 - BUSINESS ACQUISITIONS AND DISPOSITIONS

         On June 4, 1998, the Company formed Bemis Europe Holdings, S.A. to acquire the Techy group, a European manufacturer of flexible packaging. The acquisition, which was effective on June 30, 1998, and was accounted for under the purchase method of accounting, added manufacturing and sales locations in Belgium, France, and the United Kingdom. Approximately $11.3 million was paid at closing to acquire 100% control.

         Effective February 1, 1998, the Company purchased a one-third interest in a newly formed Brazilian joint venture, ITAP/Bemis Ltda. for $38.9 million. This joint venture between the Company and Dixie Toga, S.A., the largest supplier of flexible packaging in South America, creates an organization that is strong in market knowledge and presence to serve the needs of the South American marketplace. Since Bemis did not purchase a controlling interest in the company, this investment and future earnings are being recorded on the equity basis of accounting.

         On May 4, 1997, the Company sold the remainder of its Packaging Machinery Division, which had annual sales of approximately $93 million, to Barry-Wehmiller Group, Inc. of St. Louis, Missouri. Cash received totaled approximately $39 million, including the $10.7 million pretax gain which is included in other income.

         On March 14, 1997, the Company, through its subsidiary, Morgan Adhesives Company, acquired the assets of a division of GPOA, L.P. for a cash payment of approximately $6 million. This business now serves as a catalog distribution channel for the Company's pressure sensitive labeling products. Results of operations for this new division subsequent to March 13, 1997, are included in these financial statements.

         Effective January 1, 1997, the Company acquired all of the outstanding common stock of Paramount Packaging Corporation (Paramount) with annual sales of approximately $100 million. Paramount, which has facilities in Pennsylvania, Tennessee, Texas, and England, manufactures flexible packaging for a variety of markets with a strong emphasis on disposable diaper packaging and other sanitary products. The total purchase price, net of cash acquired, of approximately $53 million in Bemis common stock and the assumption of debt, has been accounted for under the purchase method of accounting, and results of operations for Paramount subsequent to December 31, 1996, are included in these financial statements.

         Effective December 31, 1996, the Company, through its subsidiary Milprint, Inc., acquired all of the assets of Paramount Packaging, LLC (Paramount-LLC) of Lebanon, Pennsylvania, for a combination of cash and the assumption of debt. Paramount-LLC, with total annual sales of approximately $30 million in the confectionery packaging market, operates a manufacturing facility in Pennsylvania. The total purchase price of approximately $11 million has been accounted for under the purchase method of accounting, and results of operations for Paramount-LLC subsequent to December 31, 1996, are included in these financial statements.

         On April 29, 1996, the Company acquired the Perfecseal Healthcare Packaging Division (Perfecseal) of Paper Manufacturers Company, Inc. of Philadelphia, Pennsylvania, for Bemis common stock valued at $2.1 million and $62.9 million in cash. Perfecseal, with total annual sales of approximately $65 million in the medical packaging market, operates manufacturing facilities in Pennsylvania, Northern Ireland, and Puerto Rico. The total purchase price of $65 million has been accounted for under the purchase method of accounting, and results of operations for Perfecseal subsequent to April 28, 1996, are included in these financial statements.

         Effective January 1, 1996, the Company's subsidiary, Hayssen Manufacturing Company, sold its Paper Packaging Machinery Division, which had annual sales of approximately $30 million, to Paper Converting Machine Company of Green Bay, Wisconsin. Cash received totaled approximately $17 million, including the $4.3 million pre-tax gain which is included in other income.

         Supplemental pro forma results of operations giving effect to the acquisitions and dispositions are not presented because they are not material.

NOTE 3 - RESTRUCTURING OF OPERATIONS

         During the second quarter of 1997, the Company announced the reorganization of its paper products operations and recorded a $7.8 million charge to absorb the cost of this effort. The reorganization principally involved the closure of two manufacturing facilities and the realignment of the business organization into operating units targeting specific focused markets in which the company anticipates faster growing market segments. With the realigned organization the Company expects increased market share and enhanced profitability through reduced product specification and improved plant efficiency.

         The restructuring effort was expected to result in the elimination of 289 jobs in the U.S. in conjunction with the closing of two manufacturing facilities. Other costs associated with the integration of equipment, business, and people from closed facilities into the remaining business units was expensed as incurred. At the close of the project, actual employee reductions totaled 278 with 11 employee relocations.

         Both manufacturing facility closures and the realignment of the business organization were completed as of the end of 1998. Of the $7.8 million estimated restructuring expense, actual cash cost was $4.8 million and total non-cash cost was $2.5 million. The remaining $.5 million reserve was restored to income in 1998, since the project was completed.

ANALYSIS OF RESTRUCTURING RESERVE

                                                                      OTHER
                                       EMPLOYEE         ASSET         EXIT
(IN THOUSANDS OF DOLLARS)               COSTS        WRITE-DOWNS      COSTS        TOTAL           CASH        NON-CASH
-----------------------------------------------------------------------------------------------------------------------
Reserve balance at June 30, 1997       $ (3,004)       $(1,798)      $(2,972)     $(7,774)        $(6,201)     $(1,573)
1997 Reserve charges                        351            523           164        1,038             517          521
                                       --------        -------       -------      -------         -------      -------
Reserve balance at December 31, 1997     (2,653)        (1,275)       (2,808)      (6,736)         (5,684)      (1,052)
1998 Reserve charges                      2,339          2,024         1,864        6,227           4,227        2,000
                                       --------        -------       -------      -------         -------      -------
                                       $   (314)       $   749       $  (944)     $  (509)(A)     $(1,457)     $   948
                                       --------        -------       -------      -------         -------      -------
                                       --------        -------       -------      -------         -------      -------


(A) Restored to income in the fourth quarter of 1998.

EMPLOYEE SEPARATIONS - RESTRUCTURING

                                       HOURLY          SALARIED          TOTAL
                                       ------          --------          -----
Planned Employee Reductions              236              53              289
                                         ---             ---              ---
                                         ---             ---              ---
Actual Employee Reductions - 1997        135              23              158
Actual Employee Reductions - 1998        102              18              120
Employee Relocations                       2               9               11
                                         ---             ---              ---
Cumulative Total                         239              50              289
                                         ---             ---              ---
                                         ---             ---              ---

NOTE 4 - INVENTORIES

         The Company's inventories are valued at the lower of cost, determined by the first-in, first-out (FIFO) method, or market. Inventories are summarized at December 31, as follows:

(IN THOUSANDS OF DOLLARS)                     1998             1997
----------------------------------------------------------------------
Raw materials and supplies                  $  87,242        $ 101,104
Work in process and finished goods            154,343          166,268
                                            ---------        ---------
Total inventories                             241,585          267,372
                                            ---------        ---------
                                            ---------        ---------

NOTE 5 - PENSION PLANS

         Total pension expense in 1998, 1997, and 1996 was $3,525,000, $8,351,000, and $9,912,000, respectively.

         Defined contribution plans cover employees at five different manufacturing or administrative locations and provide for contributions ranging from 2 percent to 6 percent of covered employees' salaries or wages and totaled $733,000 in 1998, $688,000 in 1997, and $1,390,000 in 1996.
Multiemployer plans cover employees at two different manufacturing locations and provide for contributions to a union administered defined benefit pension plan. Amounts charged to pension cost and contributed to the plan in 1998, 1997, and 1996 totaled $1,267,000, $1,186,000, and $1,114,000, respectively.

         The Company has defined benefit pension plans covering the majority of U.S. employees. The benefits under the plans are based on years of service and salary levels. Certain plans covering hourly employees provide benefits of stated amounts for each year of service. In addition, the Company also sponsors an unfunded supplemental retirement plan to provide senior management with benefits in excess of limits under the federal tax law and increased benefits to reflect a service adjustment factor.

         Changes in benefit obligation and plan assets, and a reconciliation of the funded status at December 31, 1998 and 1997, is as follows:

(IN THOUSANDS OF DOLLARS)                                     1998          1997
-------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at the beginning of the year            $ 262,775      $ 255,465
   Service cost                                                7,575          6,634
   Interest cost                                              17,891         17,622
   Plan amendments                                             1,626          2,270
   Curtailment (gain) or loss                                      0         (2,504)
   Special termination benefits                                  336              0
   Actuarial (gain) or loss                                   13,069         (5,085)
   Acquisition                                                   (11)         2,975
   Benefits paid                                             (15,519)       (14,606)
   Foreign currency exchange rate changes                        (90)             4
                                                           ---------      ---------
Benefit obligation at the end of the year                  $ 287,652      $ 262,775
                                                           ---------      ---------
                                                           ---------      ---------
CHANGE IN PLAN ASSETS
Fair value of plan assets at the beginning of the year     $ 301,038      $ 248,730
   Actual return on plan assets                               84,086         63,419
   Acquisition                                                     0          3,303
   Employer contribution                                         249            117
   Benefits paid                                             (15,519)       (14,606)
   Foreign currency exchange rate changes                       (250)            75
                                                           ---------      ---------
Fair value of plan assets at the end of the year           $ 369,604      $ 301,038
                                                           ---------      ---------
                                                           ---------      ---------
RECONCILIATION OF FUNDED STATUS
Funded status                                              $  81,952      $  38,263
Unrecognized net (gain) or loss                             (106,782)       (63,138)
Unrecognized transition (asset) or obligation                  4,287          5,743
Unrecognized prior service cost                                7,027          6,064
                                                           ---------      ---------
Accrued pension liability                                  $ (13,516)     $ (13,068)
                                                           ---------      ---------
                                                           ---------      ---------


         Net periodic pension cost for defined benefit plans included the following components:

(IN THOUSANDS OF DOLLARS)                                  1998          1997         1996
--------------------------------------------------------------------------------------------
Service cost - benefits earned during the year         $  7,575      $  6,634     $  6,320
Interest cost on projected benefit obligation            17,891        17,622       16,443
Expected return on plan assets                          (26,045)      (20,796)     (18,237)
Amortization of unrecognized transition obligation        1,060         1,216        1,327
Amortization of prior service cost                          662           490          468
Recognized net (gain) or loss                              (429)          444          278
                                                       --------      --------     --------
Net periodic pension cost                              $    714      $  5,610     $  6,599
                                                       --------      --------     --------
                                                       --------      --------     --------


         The Company has recorded the following amounts pursuant to Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions," to reflect the minimum pension obligation at December 31:

(IN THOUSANDS OF DOLLARS)                1998         1997
-----------------------------------------------------------
Intangible asset                      $   749      $   906
Prepaid tax                               966        1,068
Pension liability                      (3,238)      (3,716)
                                      --------     --------
Reduction in stockholders' equity     $(1,523)     $(1,742)
                                      --------     --------
                                      --------     --------

         Presented below are the projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets at December 31:

                                     1998        1997
                                   -------     -------
Projected benefit obligation       $14,393     $12,539
Accumulated benefit obligation      10,566       9,214
Fair value of assets                     0           0

         The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation together with the expected long-term rate of return on assets is presented below.

                                                        1998        1997
                                                       -------     -------
Weighted-average discount rate                           6.75%       7.0%
Rate of increase in future compensation levels           5.25%       5.5%
Expected long-term rate of return on assets             10.00%       9.4%


NOTE 6 - POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

         The Company sponsors several defined benefit postretirement plans that cover a majority of salaried and a portion of nonunion hourly employees. These plans provide health care benefits and, in some instances, provide life insurance benefits. Except for one closed-group plan, which is noncontributory, postretirement health care plans are contributory, with retiree contributions adjusted annually; life insurance plans are noncontributory.

         Changes in benefit obligation and plan assets, and a reconciliation of the funded status at December 31, 1998 and 1997, is as follows:

(IN THOUSANDS OF DOLLARS)                             1998            1997
------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at the beginning of the year     $ 11,373      $ 12,345
   Service cost                                          195           176
   Interest cost                                         765           843
   Actuarial (gain) or loss                              781          (822)
   Benefits paid                                        (880)       (1,169)
                                                    --------      --------
Benefit obligation at the end of the year           $ 12,234      $ 11,373
                                                    --------      --------
                                                    --------      --------

CHANGE IN PLAN ASSETS
Fair value of plan assets at the beginning of the year     $      0      $     0
   Employer contribution                                        880        1,169
   Benefits paid                                               (880)      (1,169)
                                                           --------     --------
Fair value of plan assets at the end of the year           $      0      $     0
                                                           --------     --------
                                                           --------     --------
RECONCILIATION OF FUNDED STATUS
Funded status                                              $(12,234)    $(11,373)
Unrecognized net (gain) or loss                              (4,117)      (5,240)
Unrecognized prior service cost                                 103          114
                                                           --------     --------
Accrued postretirement benefit liability                   $(16,248)    $(16,499)
                                                           --------     --------
                                                           --------     --------


         Net periodic postretirement benefit costs for 1998, 1997, and 1996 included the following components:

(IN THOUSANDS OF DOLLARS)                                           1998      1997       1996
-----------------------------------------------------------------------------------------------
Service cost - benefits earned during the year                     $ 195     $ 176      $ 151
Interest cost on accumulated postretirement benefit obligation       765       843        792
Amortization of prior service cost                                    12        11          0
Recognized net (gain) or loss                                       (342)     (340)      (371)
                                                                   -----     -----      -----
Net periodic postretirement benefit cost                           $ 630     $ 690      $ 572
                                                                   -----     -----      -----
                                                                   -----     -----      -----

         The health care cost trend rate assumption has a significant effect on the amounts reported. A one percentage point change in assumed health care trends would have the following effects:

                                                                1 Percentage       1 Percentage
                                                               Point Increase     Point Decrease
                                                               --------------     --------------
Effect on total of service and interest cost components            $103,000          $(86,000)
Effect on postretirement benefit obligation                      $1,029,000         $(900,000)

         For measurement purposes, a 9.0 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999; the rate was assumed to decrease gradually to 5.5 percent by the year 2003 and remain at that level thereafter. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 6.75 percent in 1998 and 7.0 percent in 1997.

NOTE 7 - STOCK OPTION AND INCENTIVE PLANS

         Since 1987, the Company's stock option and stock award plans have provided for the issuance of up to 4,400,000 shares of common stock to key employees. As of December 31, 1998, 1997, and

1996, respectively, 922,179, 1,025,501, and 1,657,447 shares were available for future grants under these plans.

         Options are granted at prices equal to 100 percent of the market price on the date of the grant and are exercisable over varying periods up to ten years from the date of grant. Shares subject to options granted but not exercised become available for future grants. Option holders may deliver shares of common stock of the Company in lieu of cash payment for shares purchased upon the exercise of options under such plans.

         At December 31, 1998, fourteen participants held options with expiration dates ranging from 1999 to 2007 at option prices ranging from $12.63 to $45.03 per share with a weighted-average price of $24.32 per share.

         Details of the stock option plans at December 31, 1998, 1997, and 1996, are:

                                                         PER SHARE          WEIGHTED-
                                        NUMBER OF      OPTION PRICE       AVERAGE PRICE
                                         SHARES           RANGE             PER SHARE
---------------------------------------------------------------------------------------
Outstanding at December 31, 1995         889,766      $ 5.75 - $24.63       $  16.54
    Granted                              255,117           32.31               32.31
    Exercised                            (20,000)           5.75                5.75
---------------------------------------------------------------------------------------
Outstanding at December 31, 1996       1,124,883      $12.63 - $32.31       $  20.31
    Granted                              155,000       37.34 - 45.03           44.78
    Exercised                           (100,000)          12.63               12.63
---------------------------------------------------------------------------------------
Outstanding at December 31, 1997       1,179,883      $12.63 - $45.03       $  24.18
    Exercised                            (39,756)      18.72 - 24.63           20.17
---------------------------------------------------------------------------------------
Outstanding at December 31, 1998       1,140,127      $12.63 - $45.03       $  24.32
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
Exercisable at December 31, 1998         955,088      $12.63 - $45.03       $  21.44
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------


         In 1994, the Company adopted a Stock Incentive Plan for certain key executive employees. Since its adoption, all of the grants of either stock options or performance units (commonly referred to as restricted stock) have been made under this plan. Distribution of the performance units is normally made in the form of shares of Bemis common stock on a one for one basis. Distribution of the shares will normally be made not less than four years nor more than six years from the date of the performance unit grant. All performance units granted under the plan are subject to restrictions as to continuous employment, except in the case of death, permanent disability, or retirement. In addition, cash payments are made during the grant period on outstanding performance units equal to the dividend on Bemis common stock. The cost of the awards is charged to income over the period of the grant:
$7,012,000 was expensed in 1998, $4,230,000 in 1997, and $4,291,000 in 1996.

         Details of the stock award plan at December 31, 1998, 1997, and 1996, are:

                                                                NUMBER
                                                                OF SHARES
                  Outstanding at December 31, 1995              1,070,868
                    Granted                                        59,557
                    Canceled                                      (32,137)
                                                                ---------
                  Outstanding at December 31, 1996              1,098,288
                    Granted                                       538,278
                    Canceled                                      (61,332)
                                                                ---------
                  Outstanding at December 31, 1997              1,575,234
                    Granted                                       185,438
                    Paid                                         (626,399)
                    Canceled                                      (82,116)
                                                                ---------
                  Outstanding at December 31, 1998              1,052,157
                                                                ---------
                                                                ---------


         The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant date for stock options and awards in 1998, 1997, and 1996 consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                       1998               1997                 1996
------------------------------------------------------------------------------------------------------
Net earnings - as reported ................   $   101,130,000     $  101,424,000     $   103,037,000
Net earnings - pro forma ..................   $    98,883,000     $  100,368,000     $   101,900,000
Diluted earnings per share - as reported...   $          1.90     $         1.88     $          1.93
Diluted earnings per share - pro forma.....   $          1.86     $         1.86     $          1.91
Dividend yield ............................              2.0%               1.9%                2.2%
Expected volatility .......................             27.1%              27.0%               27.3%
Risk-free interest rate ...................              7.0%               7.0%                7.0%
Expected lives ............................         5.9 years           9.0years           9.1 years

         The fair value of each grant made in 1998, 1997, or 1996 is estimated on the date of grant using the Black-Scholes option-pricing model using the above indicated weighted-average assumptions for dividend yield, expected volatility, risk-free interest rate, and expected lives.

NOTE 8 - LEASES

         All noncancelable leases have been categorized as capital or operating leases. The Company has leases for manufacturing plants, warehouses, machinery and equipment, and administrative offices with terms (including renewal options) ranging from one to 25 years. Under most leasing arrangements, the Company pays the property taxes, insurance, maintenance, and expenses related to the leased property. Total rental expense under operating leases was $13,095,000 in 1998, $14,129,000 in 1997, and $9,664,000 in 1996.

         The present values of minimum future obligations shown in the following chart are calculated based on interest rates ranging from 11-1/4 percent to 23-3/4 percent determined to be applicable at the inception of the lease. Interest expense on the outstanding obligations under capital leases was $31,000 in 1998, $2,000 in 1997, and $2,000 in 1996.

         Minimum future obligations on leases in effect at December 31, 1998, are:

                                                                 CAPITAL           OPERATING
         (IN THOUSANDS OF DOLLARS)                               LEASES              LEASES
         -----------------------------------------------------------------------------------
         1999                                                   $      94           $ 10,440
         2000                                                           2              6,928
         2001                                                           0              4,620
         2002                                                           0              2,529
         2003                                                           0              2,033
         Thereafter                                                     0              3,484
                                                                ---------        -----------

         Total minimum obligations                                     96           $ 30,034
                                                                                 -----------
                                                                                 -----------
         Less amount representing interest                              9
                                                                ---------
         Present value of net minimum obligations                      87
         Less current portion                                          83
                                                                ---------
         Long-term obligations                                  $       4
                                                                ---------

NOTE 9 - LONG-TERM DEBT

         Long-term debt maturing in years 1999 through 2002 is $2,946,000, $1,237,000, $8,688,000, and $720,000, respectively.

         Under the terms of a revolving credit agreement with seven banks, the Company may borrow up to $327,000,000 through August 1, 2003. The Company must pay a facility fee ranging from 6/10 of 1 percent to 8/10 of 1 percent annually on the entire amount of the commitment. There were no borrowings outstanding under this agreement at December 31, 1998. Debt consisted of the following at December 31,

(IN THOUSANDS OF DOLLARS)                             1998          1997
 -----------------------------------------------------------------------------
Commercial paper payable through
   1999 at an interest rate of 5.2% (1)              $252,000     $199,000
Note payable in 2005 at an interest rate of 6.7%      100,000      100,000
Industrial revenue bonds payable through
   2012 at interest rates of 4.2% to 5.4%              15,500       15,500
Debt of subsidiary companies payable through
   2007 at interest rates of 4.1% to 9.3%               6,722        4,214
Obligations under capital leases                           87          250
                                                     --------     --------
                                                      374,309      318,964
Less current portion                                    2,946        2,173
                                                     --------     --------
                                                     $371,363     $316,791
                                                     --------     --------
                                                     --------     --------

(1) The commercial paper has been classified as long-term debt in accordance with the Company's intention and ability to refinance such obligations on a long-term basis. The interest rate of commercial paper outstanding at December 31, 1998, was 5.2 percent. The maximum outstanding during 1998 was $286,000,000, and the average outstanding during 1998 was $251,436,000. The weighted-average interest rate during 1998 was 5.6 percent.


NOTE 10 - INCOME TAXES

         The Company's federal income tax returns for the years prior to 1995 have been audited and completely settled. Provision has not been made for U.S. or additional foreign taxes on $111,996,000 of undistributed earnings of foreign subsidiaries because those earnings are considered to be permanently reinvested in the operations of those subsidiaries. It is not practicable to estimate the amount of tax that might be payable on the eventual remittance of such earnings.

(IN THOUSANDS OF DOLLARS)                                              1998         1997           1996
----------------------------------------------------------------------------------------------------------
U.S. income before income taxes                                     $ 149,917     $ 144,877      $ 146,405
Non-U.S. income before income taxes                                    17,288        24,273          3,468
Consolidating eliminations                                             (2,175)       (4,226)        (3,836)
                                                                    ---------     ---------      ---------
Income before income taxes                                          $ 165,030     $ 164,924      $ 166,037
                                                                    ---------     ---------      ---------
                                                                    ---------     ---------      ---------

Income tax expense consists of the following components:
         Current tax expense:
                  U.S. federal                                      $  44,009     $  47,237      $  40,922
                  Foreign                                               3,413         6,697          6,903
                  State and local                                       7,535         7,206          6,451
                                                                    ---------     ---------      ---------
                           Total current tax expense                   54,957        61,140         54,276
                                                                    ---------     ---------      ---------
         Deferred (prepaid) tax expense:
                  U.S. federal                                          6,562           837          7,985
                  Foreign                                               1,721         1,387           (306)
                  State                                                   660           136          1,045
                                                                    ---------     ---------      ---------
                           Total deferred (prepaid) tax expense         8,943         2,360          8,724
                                                                    ---------     ---------      ---------
                                    Total income tax expense        $  63,900     $  63,500      $  63,000
                                                                    ---------     ---------      ---------
                                                                    ---------     ---------      ---------

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.

(IN THOUSANDS OF DOLLARS)                                         1998        1997          1996
--------------------------------------------------------------------------------------------------
Deferred tax assets:
         Accounts receivable, principally due to
            allowances for returns and doubtful accounts       $  4,574      $ 4,443      $  5,410
         Inventories, principally due to additional
            costs inventoried for tax purposes
            pursuant to the Tax Reform Act of 1986                4,646        4,766         7,392
         Employee compensation and benefits
            accrued for financial reporting purposes             15,115       15,714        13,537
         Restructuring costs                                                   2,694
         Other                                                    1,687        2,165         2,176
                                                               --------     --------      --------
         Deferred tax assets (included in
            prepaid expenses and deferred charges)             $ 26,022      $29,782      $ 28,515
                                                               --------     --------      --------
                                                               --------     --------      --------
Deferred tax liabilities:
         Plant and equipment, principally due
            to differences in depreciation,
            capitalized interest, and capitalized overhead     $ 90,087      $79,645      $ 73,772
         Noncurrent employee compensation and benefits
            accrued for financial reporting purposes            (16,127)     (16,936)      (16,326)
         Change of inventory accounting method from
            LIFO to FIFO                                          8,475       17,900        21,800
         Other                                                    2,244        1,357          (785)
                                                               --------     --------      --------
         Deferred tax liabilities                              $ 84,679      $81,966      $ 78,461
                                                               --------     --------      --------
                                                               --------     --------      --------

         The Company's effective tax rate differs from the federal statutory rate due to the following items:

(IN THOUSANDS OF DOLLARS)                          1998                    1997                     1996
-------------------------------------------------------------------------------------------------------------------
                                                          % of                    % of                      % of
                                                         Income                  Income                    Income
                                            Amount     Before Tax    Amount    Before Tax    Amount      Before Tax
                                           --------    ----------   --------   ----------    ------      ----------
Computed "expected" tax
   expense on income before
   taxes at statutory rate                 $ 57,761        35.0%    $ 57,723       35.0%    $ 58,113        35.0%
Increase (decrease) in taxes
   resulting from:
   State and local income taxes net
         of federal income tax benefit        5,327         3.3        4,772        2.9        4,873         2.9
   Foreign tax rate differential             (1,113)       (0.7)        (471)      (0.3)      (1,719)       (1.1)
   Minority interest                          1,574         1.0        1,892        1.1        1,643         1.0
   Miscellaneous items                          351         0.2         (416)      (0.2)          90         0.1
                                           --------        ----     --------      -----     --------       -----

   Actual income tax expense               $ 63,900        38.7%    $ 63,500       38.5%    $ 63,000        37.9%
                                           --------        ----     --------      -----     --------       -----
                                           --------        ----     --------      -----     --------       -----

NOTE 11- SEGMENTS OF BUSINESS

         The Company's business activities are organized around its two principal business segments, Flexible Packaging and Pressure Sensitive Materials. Both internal and external reporting conform to this organizational structure with no significant differences in accounting policies applied. Minor intersegment sales are generally priced to reflect minor markups. The Company evaluates the performance of its segments and allocates resources to them based on operating profit which is defined as profit before general corporate expense, interest expense, income taxes, and minority interest. While there are similarities in selected technology and manufacturing processes utilized, notable differences exist in products, application of products, and customer base. Products produced within the Flexible Packaging business segment include high barrier, polyethylene, and paper products for food, medical, personal care products, fertilizers, seeds, chemicals, pet food, and minerals. Products produced within the Pressure Sensitive Materials business segment include film, paper, and metalized plastic film printing stocks used for primary package labeling, promotional decoration, bar code inventory control labels, and laser printing for administrative office and promotional applications. This segment also includes micro-thin film adhesives used in delicate electronic parts assembly and graphic films for decorative signage. A summary of the Registrant's business activities reported by its two business segments follows:

BUSINESS SEGMENTS (IN MILLIONS OF DOLLARS)             1998          1997         1996
-----------------------------------------------------------------------------------------
NET SALES TO UNAFFILIATED CUSTOMERS:
         Flexible Packaging                         $  1,368.4    $  1,398.6   $  1,189.8
         Pressure Sensitive Materials                    480.0         479.7        467.9

INTERSEGMENT SALES:
         Flexible Packaging                               (0.2)         (0.9)        (1.8)
         Pressure Sensitive Materials                     (0.2)         (0.2)        (0.5)
                                                    ----------    ----------   ----------
                  Total                             $  1,848.0    $  1,877.2   $  1,655.4
                                                    ----------    ----------   ----------
                                                    ----------    ----------   ----------

OPERATING PROFIT AND PRETAX PROFIT:
         Flexible Packaging                         $    156.3    $    142.6   $    142.5
         Pressure Sensitive Materials                     51.0          67.2         59.6
                                                    ----------    ----------   ----------
                  Total operating profit (1)             207.3         209.8        202.1
         General corporate expenses                      (15.9)        (20.6)       (18.0)
         Interest expense                                (21.9)        (18.9)       (13.4)
         Minority interest in net income                  (4.5)         (5.4)        (4.7)
                                                    ----------    ----------   ----------
                  Income before income taxes        $    165.0    $    164.9   $    166.0
                                                    ----------    ----------   ----------
                                                    ----------    ----------   ----------

IDENTIFIABLE ASSETS:
         Flexible Packaging                         $  1,144.3    $  1,068.9   $    890.1
         Pressure Sensitive Materials                    289.8         292.0        278.8
                                                    ----------    ----------   ----------
                  Total identifiable assets (2)        1,434.1       1,360.9      1,168.9
         Corporate assets (3)                             47.9          47.5         55.8
                                                    ----------    ----------   ----------
                  Total                             $  1,482.0    $  1,408.4   $  1,224.7
                                                    ----------    ----------   ----------
                                                    ----------    ----------   ----------

BUSINESS SEGMENTS (IN MILLIONS OF DOLLARS)     1998       1997        1996
---------------------------------------------------------------------------
DEPRECIATION AND AMORTIZATION:
         Flexible Packaging                  $   69.5   $   62.3   $   52.1
         Pressure Sensitive Materials            18.6       15.6       12.9
         Corporate                                 .8        1.0        1.2
                                             --------   --------   --------
                  Total                      $   88.9   $   78.9   $   66.2
                                             --------   --------   --------
                                             --------   --------   --------

EXPENDITURES FOR PROPERTY AND EQUIPMENT:
         Flexible Packaging                  $  115.7   $  139.3   $   66.1
         Pressure Sensitive Materials            22.1       25.5       43.9
         Corporate                                2.0        2.7        2.0
                                             --------   --------   --------
                  Total                      $  139.8   $  167.5   $  112.0
                                             --------   --------   --------
                                             --------   --------   --------

OPERATIONS BY GEOGRAPHIC AREAS                  1998        1997         1996
-----------------------------------------------------------------------------------------
(IN MILLIONS OF DOLLARS)
NET SALES TO UNAFFILIATED CUSTOMERS: (4)
         United States                       $  1,575.4   $  1,615.3   $ 1,408.8
         Canada                                    64.4         61.4        54.5
         Europe                                   192.8        193.7       187.6
         Other                                     15.4          6.8         4.5
                                             ----------   ----------   ---------
                  Total                      $  1,848.0   $  1,877.2   $ 1,655.4
                                             ----------   ----------   ---------
                                             ----------   ----------   ---------

IDENTIFIABLE ASSETS:
         United States                       $  1,172.0   $  1,168.5   $   995.7
         Canada                                    28.5         28.0        28.6
         Europe                                   195.2        160.9       141.7
         Other                                     38.4          3.5         2.9
                                             ----------   ----------   ---------
                  Total                      $  1,434.1   $  1,360.9   $ 1,168.9
                                             ----------   ----------   ---------
                                             ----------   ----------   ---------

(1) Operating profit is defined as profit before general corporate expense, interest expense, income taxes, and minority interest.
(2) Identifiable assets by business segment include only those assets that are specifically identified with each segment's operations.
(3) Corporate assets are principally cash and short-term investments, prepaid expenses, and corporate property.
(4) Net sales are attributed to countries based on location of the Company's manufacturing or selling operation.


NOTE 12 - CONTINGENCIES

         The Company is a defendant in lawsuits incidental to its business. The management of the Company believes, however, that the disposition of these lawsuits will not have any material impact on the financial position or operating results of the Company.

         In December 1996, the United States brought an action in Federal District Court for the District of Columbia against the Company and its wholly owned subsidiary Pervel Industries in relation to Pervel's disposal of liquid industrial wastes at the Yaworski Lagoon site in Canterbury, Connecticut. The Company believes both it and Pervel have fulfilled all obligations required by the 1990 consent decree or guarantee, which is the subject of this litigation, and that both have meritorious defenses. In management's opinion, neither a settlement of this matter nor results following litigation will produce a result having a material adverse effect on the Company's financial condition or results of operations.

NOTE 13 - FOREIGN OPERATIONS

         The foreign countries in which the Company conducts operations generally impose no significant restrictions on transfers of funds. Amounts attributable to foreign operations included in the consolidated statements are as follows:

(IN THOUSANDS OF DOLLARS)                             1998         1997        1996
---------------------------------------------------------------------------------------
Net sales of consolidated foreign subsidiaries      $277,572     $262,241    $246,405
Net income of consolidated foreign subsidiaries       11,456       14,850      15,002
Foreign earnings in excess of amounts received         9,281       11,706      11,167
Equity in net assets                                 136,330      117,500     105,200
Equity in total assets                               211,553      185,450     168,185

NOTE 14 - FINANCIAL INSTRUMENTS

         The Company enters into forward foreign currency exchange contracts to hedge certain foreign currency denominated receivables and payables. Exchange gains and losses arising from these transactions are deferred and recognized when the transaction for which the hedge was obtained is finalized. At December 31, 1998 and 1997, the Company had outstanding forward foreign currency exchange contracts aggregating $19,736,000 and $19,144,000, respectively. Forward foreign currency exchange contracts generally have maturities of less than nine months and relate primarily to major Western currencies. Counterparties to the forward foreign currency exchange contracts are major financial institutions. Credit loss from counterparty nonperformance is not anticipated. Based on quoted year-end market prices of forward foreign currency exchange contracts the Company would have experienced a $26,000 loss at December 31, 1998, and a $120,000 loss at December 31, 1997, had outstanding contracts been settled at those respective dates.

         At December 31, 1998 and 1997, the carrying value approximates the fair value of financial instruments such as cash, trade receivables and payables, and short-term debt because of the short-term maturities of these instruments. The fair value of the Company's long-term debt, including current maturities but excluding capitalized leases, is estimated to be $384,563,000 and $325,395,000 at December 31, 1998 and 1997, respectively, using discounted cash flow analyses, based on the incremental borrowing rates currently available to the Company for similar debt with similar terms and maturity.

         The Company is also a party to letters of credit totaling $4,275,000 and $4,275,000 at December 31, 1998 and 1997, respectively. In the Company's past experience, virtually no claims have been made against these financial instruments. Management does not expect any material losses to result from these off-balance-sheet instruments because performance is not expected to be required, and, therefore, is of the opinion that the fair value of these instruments is zero.

         Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities comprising the Company's customer base and their dispersion across many different industries and countries. The Company has a loan due from ITAP/Bemis Ltda, a flexible packaging joint venture in Brazil in which the Company holds a one-third interest, for $7,000,000. The loan is denominated in U.S. dollars with a 10 percent interest rate compounded annually. The principal and interest totaling $7,700,000 are due one year from the loan date which was October 1, 1998. This is the only significant concentration of credit risk as of December 31, 1998. There were no significant concentrations of credit risk as of December 31, 1997.

NOTE 15 - EARNINGS PER SHARE COMPUTATIONS

FOR YEARS ENDED DECEMBER 31,                              1998                                     1997
                                       ---------------------------------------- ---------------------------------------
                                          Income         Shares      Per-Share      Income        Shares     Per-Share
                                        (Numerator)  (Denominator)     Amount    (Numerator)  (Denominator)   Amount
                                       ---------------------------------------- ---------------------------------------
Basic EPS
     Income available to common
     stockholders                      $101,130,000       53,029,779    $1.91    $101,424,000    53,010,999     $2.03

Dilutive effects of stock option and
     stock awards net of windfall
     tax benefits                                            293,925                                868,949
                                       ---------------------------------------- ---------------------------------------

Diluted EPS
     Income available to common
     stockholders plus assumed
     conversions                       $101,130,000       53,323,704    $1.90    $101,424,000    53,879,948     $1.88
                                       ---------------------------------------- ---------------------------------------
                                       ---------------------------------------- ---------------------------------------


FOR YEARS ENDED DECEMBER 31,                             1996
                                       --------------------------------------
                                           Income       Shares      Per-Share
                                        (Numerator)  (Denominator)    Amount
                                       --------------------------------------
Basic EPS
     Income available to common
     stockholders                      $103,037,000    52,522,016      $1.96

Dilutive effects of stock option and
     stock awards net of windfall
     tax benefits                                         730,234
                                       --------------------------------------

Diluted EPS
     Income available to common
     stockholders plus assumed
     conversions                       $103,037,000    53,252,250      $1.93
                                       --------------------------------------
                                       --------------------------------------




NOTE 16 - QUARTERLY FINANCIAL INFORMATION - UNAUDITED

(IN MILLIONS OF DOLLARS
EXCEPT EPS)                       Net Sales                Gross Profit                Net Income        Diluted Earnings Per Share
----------------------------------------------------------------------------------------------------------------------------------
                                              %                          %                          %                         %
Quarter                   1998      1997   Change      1998    1997   Change     1998     1997   Change     1998    1997   Change
----------------------  --------------------------  -------------------------  -------------------------  ------------------------
First                   $  451.5  $  475.5   (5%)    $ 88.7   $ 96.5    (8%)   $ 20.7   $ 20.4      1%    $ .39    $.38      3%

Second                     470.6     481.3   (2)      101.1    104.1    (3)      27.6     26.1      6       .51     .48      6

Third                      465.5     465.5    -        99.7     90.4    10       27.2     23.9     14       .51     .44     16

Fourth                     460.4     454.9    1       100.3    100.7     -       25.6     31.0    (17)      .49     .58    (16)
                        --------------------------  -----------------------  ------------------------  ------------------------

Total                   $1,848.0  $1,877.2   (2%)    $389.8   $391.7    (1%)   $101.1   $101.4      -     $1.90    $1.88     1%
                        --------------------------  -----------------------  -------------------------  ------------------------
                        --------------------------  -----------------------  -------------------------  ------------------------

NOTE 17 - INVENTORY VALUATION METHOD CHANGED FROM LIFO TO FIFO DURING THE SECOND QUARTER OF 1999

         During the quarter ended June 30, 1999, the Company changed its method of determining the cost of inventories from the last-in, first-out
(LIFO) method to the first-in, first-out (FIFO) valuation method. Management believes the change from LIFO to FIFO inventory valuation method benefits the Company by providing the best matching of the applicable raw material cost of a unit of product to the product's selling price and, therefore, presents a clearer picture of operating results.

         The accounting change has been applied to prior years by retroactively restating the financial statements. The effect of this restatement was to increase retained earnings as of January 1, 1996, by $31,553 million.

         The following summarizes the effect on net income and earnings per share for the three years ended December 31, 1998.

                                                     For the Year Ended December 31,
                                              --------------------------------------------
$000's except per share amounts                   1998             1997           1996
------------------------------------          --------------------------------------------
Net income, as previously reported            $   111,432      $   107,584     $   101,081
Effect of change in accounting method for
    inventories, net of income taxes              (10,302)          (6,160)          1,956
                                              --------------------------------------------

Net income, as restated                       $   101,130      $   101,424     $   103,037
                                              --------------------------------------------
                                              --------------------------------------------


Earnings per share of common stock
Basic EPS, as previously reported             $         2.10   $         2.03  $      1.92
Effect of change in accounting method for
    inventories, net of income taxes                   (0.19)           (0.12)        0.04
                                              --------------------------------------------

Basic EPS, as restated                        $         1.91   $         1.91  $      1.96
                                              --------------------------------------------
                                              --------------------------------------------


Diluted EPS, as previously reported           $         2.09   $         2.00  $      1.90
Effect of change in accounting method for
    inventories, net of income taxes                   (0.19)           (0.12)        0.03
                                              --------------------------------------------

Diluted EPS, as restated                      $         1.90   $         1.88  $      1.93
                                              --------------------------------------------
                                              --------------------------------------------

RESTATED FINANCIAL STATEMENT SCHEDULES FOR THE THREE YEARS ENDED
DECEMBER 31, 1998,


       SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                          (in thousands of dollars)

                                                                YEARS ENDED DECEMBER 31,
                                ------------------------------------------------------------------------------------

                                Balance at         Additions                                            Balance
                                Beginning         Charged to           Write-                           at Close
                                  of Year        Profit &  Loss         Offs         Other               of Year
                                ----------       --------------        ------        -----              --------
INVENTORY RESERVES

         1998                    $ 5,562           $8,453             $(7,726)                         $ 6,289
                                 -------           ------             -------       -------            -------
                                 -------           ------             -------       -------            -------

         1997                    $ 8,199           $7,886             $(9,093)      $(1,430) (1)       $ 5,562
                                 -------           ------             -------       -------            -------
                                 -------           ------             -------       -------            -------

         1996                    $10,314           $7,074             $(9,347)         $158 (2)        $ 8,199
                                 -------           ------             -------       -------            -------
                                 -------           ------             -------       -------            -------


(1) Net of business units sold, ($3,196), and business units acquired, $1,766.
(2) Business unit acquired, $158.



RESERVES FOR DOUBTFUL
ACCOUNTS AND ALLOWANCES

         1998                    $12,111           $2,073             $(1,321)(1)                      $12,863
                                 -------           ------             -------                          -------
                                 -------           ------             -------                          -------

         1997                    $11,632           $1,191             $(1,302)(2)      $590 (4)        $12,111
                                 -------           ------             -------       -------            -------
                                 -------           ------             -------       -------            -------

         1996                    $11,437           $2,766             $(2,571)(3)                      $12,632
                                 -------           ------             -------                          -------
                                 -------           ------             -------                          -------

(1) Net of $152 collections on accounts previously written off.
(2) Net of $120 collections on accounts previously written off.
(3) Net of $161 collections on accounts previously written off.
(4) Business unit acquisitions, net of divestitures.

EXHIBIT 99  -  PRESS RELEASES DATED JULY 23, 1999
-------------------------------------------------


BEMIS COMPANY, INC.
222 South Ninth Street
Suite 2300
Minneapolis, MN 55402-4099

For additional information please contact:

ROBERT F. KLEIBER, DIRECTOR OF INVESTOR RELATIONS
(612) 376-3030

                                                      July 23, 1999


FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS SECOND QUARTER RESULTS, ADOPTS FIFO INVENTORY ACCOUNTING METHOD

Bemis Company, Inc. (NYSE-BMS) today announced second quarter diluted earnings of $0.60 per share, up 18% from $0.51 per share in the second quarter of 1998. The 1998 earnings have been restated to reflect the Company's change to FIFO (first-in, first-out) inventory valuation method from LIFO (last-in, first-out). Revenues in the second quarter were $481.3 million, up two percent from $470.6 million in the year earlier quarter. For the first six months of 1999, diluted earnings were $0.96 per share compared with a restated $0.90 per share in the first half of 1998. The Company estimates that, had it remained on the LIFO inventory method, second quarter diluted earnings would have been reduced by approximately two cents per share using June 30, 1999 inventory quantities.

Bemis has used the LIFO inventory system since 1960 and, since that time, substantial changes have occurred in its business. These changes include new and different customer requirements, the introduction of new technology, products, and raw materials, and increased volatility of raw material prices. Management believes the change from LIFO to FIFO inventory valuation method benefits the company by providing the best matching of the applicable raw material cost of a unit of product to the product's selling price and, therefore, presents a clearer picture of operating results. The change also enables management to forecast costs more accurately. The change to FIFO inventory accounting will result in incremental tax payments of approximately $12 million expected to be spread over the next four years. These taxes have been reflected in the restatement of prior years and will, therefore, have no effect on income for 1999 and future years. A schedule of restated net income and earnings per share for the previous three years is included in this release.

The Company's flexible packaging operations reported a 4% increase in net sales and profit growth of about 20% compared to the second quarter of last year due to strong results in both high barrier plastic products and polyethylene products. The pressure sensitive materials operations reported slightly lower sales and lower profits compared with the year earlier quarter, as that business' previously announced reorganization and the costs of adding new focused manufacturing capacity affected profitability.

Commenting on the results, Chairman and CEO, John H. Roe, said "I am pleased with the overall results of the Company in the second quarter. Our flexible plastic packaging operations turned in a strong quarter and have excellent prospects heading into the second half of the year. We are expanding our share in several key markets, our manufacturing operations are running very efficiently, and we continue to do what it takes to be the preferred packaging supplier to many of the largest food and consumer products companies. With key raw material prices rising quickly, we must be very efficient throughout our manufacturing operations to maintain a high level of performance through the second half of the year.

"Our pressure sensitive materials business continues to work through its reorganization and the activities associated with capacity expansion, but we are expecting sequential improvement in its results as the second half progresses. Our focus is on the efficient transition to a major new manufacturing facility in the second half of the year. We have good growth opportunities throughout this business and will be aggressively pursuing those with new products.

"Looking at the balance of 1999, we expect second half earnings growth of about 20% compared with last year's restated results, with stronger growth occurring in the fourth quarter."

Statements in this release which are not historical are considered "forward looking" and are subject to certain risks and uncertainties. Among these are the future direction of raw material prices, the Company's ability to achieve expected improvements in the operations of the pressure sensitive materials business, levels of domestic and international economic activity, and others noted in the Company's regular SEC filings.

         Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.

                       BEMIS COMPANY, INC. AND SUBSIDIARIES
                         CONSOLIDATED STATEMENT OF INCOME
                (in thousands of dollars except per share amounts)
                                   (unaudited)

-------------------------------------------------------------------------------------------------------------------
                                                        Three Months Ended               Six Months Ended
                                                             June 30,                        June 30,
                                                -------------------------------------------------------------------
                                                      1999            1998*           1999*            1998*
                                                -------------------------------------------------------------------
Net sales                                               $481,259        $470,595         $931,866         $922,086

Costs and expenses:
    Cost of products sold                                372,956         369,449          727,105          732,279
    Selling, general, and administrative
         expenses                                         48,049          46,370           98,898           92,998
    Research and development                               3,653           3,113            6,156            6,021
    Interest expense                                       5,198           5,627           10,342           10,867
    Other costs (income), net                               (864)           (189)           5,307             (942)
    Minority interest in net income                          976           1,086            1,929            2,014
                                                -------------------------------------------------------------------

Income before income taxes                                51,291          45,139           82,129           78,849

Provision for income taxes                                19,700          17,500           31,800           30,500
                                                -------------------------------------------------------------------

Net income                                               $31,591         $27,639          $50,329          $48,349
                                                -------------------------------------------------------------------
                                                -------------------------------------------------------------------

Basic earnings per share
    of common stock                                         $.60            $.52             $.96             $.91
                                                -------------------------------------------------------------------
                                                -------------------------------------------------------------------

Diluted earnings per share
    of common stock                                         $.60            $.51             $.96             $.90
                                                -------------------------------------------------------------------
                                                -------------------------------------------------------------------


Cash dividends paid                                         $.23            $.22             $.46             $.44
                                                -------------------------------------------------------------------
                                                -------------------------------------------------------------------

Average common shares and common
  stock equivalents outstanding                           52,616          53,710           52,592           53,684
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

* PERIODS PRIOR TO APRIL 1, 1999, HAVE BEEN RESTATED TO REFLECT THE SECOND QUARTER 1999 CHANGE IN METHOD OF ACCOUNTING FOR INVENTORY TO THE FIRST-IN, FIRST-OUT (FIFO) METHOD FROM THE LAST-IN, FIRST-OUT (LIFO) METHOD PREVIOUSLY USED FOR THE MAJORITY OF DOMESTIC INVENTORY.

                       BEMIS COMPANY, INC. AND SUBSIDIARIES
                             CONSOLIDATED BALANCE SHEET
                              (in thousands of dollars)
                                    (unaudited)

-------------------------------------------------------------------------------------------------------------------
                                                                                     June 30,         Dec. 31,
                                     ASSETS                                            1999            1998*
                                     ------                                      ----------------------------------
Cash                                                                                      $19,494          $23,738
Accounts receivable - net                                                                 258,905          246,676
Inventories                                                                               267,329          241,585
Prepaid expenses and deferred charges                                                      34,846           34,912
                                                                                 ----------------------------------
    Total current assets                                                                  580,574          546,911
                                                                                 ----------------------------------

Property and equipment, net                                                               744,282          740,101

Excess of cost of investments in
    subsidiaries over net assets acquired                                                 154,740          160,819
Other assets                                                                               19,636           34,195
                                                                                 ----------------------------------
     Total                                                                                174,376          195,014
                                                                                 ----------------------------------

TOTAL ASSETS                                                                           $1,499,232       $1,482,026
                                                                                 ----------------------------------
                                                                                 ----------------------------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term debt                                                          $2,749           $2,946
Short-term borrowings                                                                       3,449            3,553
Accounts payable                                                                          195,554          193,088
Accrued salaries and wages                                                                 28,719           31,629
Accrued income and other taxes                                                             22,873           14,397
                                                                                 ----------------------------------
    Total current liabilities                                                             253,344          245,613

Long-term debt, less current portion                                                      369,166          371,363
Deferred taxes                                                                             85,389           84,679
Other liabilities and deferred credits                                                     59,389           54,655
                                                                                 ----------------------------------
    Total liabilities                                                                     767,288          756,310
                                                                                 ----------------------------------

Minority interest                                                                          37,582           37,862

STOCKHOLDERS' EQUITY:
    Common stock (59,098,203 and 59,056,047 shares )                                        5,910            5,906
    Capital in excess of par value                                                        181,957          181,908
    Retained income                                                                       734,628          708,362
    Other comprehensive income (loss)                                                     (25,884)          (6,116)
    Treasury common stock (6,788,088 and 6,786,889 shares)                               (202,249)        (202,206)
                                                                                 ----------------------------------
         Total stockholders' equity                                                       694,362          687,854
                                                                                 ----------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                             $1,499,232       $1,482,026
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

* PERIODS PRIOR TO APRIL 1, 1999, HAVE BEEN RESTATED TO REFLECT THE SECOND QUARTER 1999 CHANGE IN METHOD OF ACCOUNTING FOR INVENTORY TO THE FIRST-IN, FIRST-OUT (FIFO) METHOD FROM THE LAST-IN, FIRST-OUT (LIFO) METHOD PREVIOUSLY USED FOR THE MAJORITY OF DOMESTIC INVENTORY.

                      BEMIS COMPANY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (in thousands of dollars)
                                    (unaudited)

-------------------------------------------------------------------------------------------------------------------
                                                                                         Six Months Ended
                                                                                             June 30,
                                                                                 ----------------------------------
                                                                                      1999*            1998*
                                                                                 ----------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                                $50,329          $48,349
NON-CASH ITEMS:
    Depreciation and amortization                                                          50,561           45,725
    Minority interest in net income                                                         1,929            2,014
    Deferred income taxes, non-current portion                                              1,097             (728)
    Undistributed earnings of affiliated companies                                          5,729             (509)
    Loss (gain) on sale of property and equipment                                             125              (17)
                                                                                 ----------------------------------

Cash provided by operations                                                               109,770           94,834

Changes in working capital, net of effects of acquisitions
     and dispositions                                                                     (32,400)            (882)
Net change in deferred charges and credits                                                  4,732           (2,446)
                                                                                 ----------------------------------

Net cash provided by operating activities                                                  82,102           91,506
                                                                                 ----------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment                                                       (58,349)         (74,828)
Business acquisitions                                                                      (1,424)         (46,319)
Proceeds from sale of property and equipment                                                  974            1,419
Other                                                                                          16                2
                                                                                 ----------------------------------

Net cash used in investing activities                                                     (58,783)        (119,726)
                                                                                 ----------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Change in long-term debt excluding debt assumed in
   business acquisition                                                                    (2,070)          47,454
Change in short-term debt                                                                     169             (329)
Cash dividends paid                                                                       (24,063)         (23,486)
Subsidiary dividends to minority stockholders                                                               (1,835)
Common stock purchased for the treasury                                                       (43)
Stock incentive programs and related tax effects                                               53            7,388
                                                                                 ----------------------------------

Net cash (used) provided by financing activities                                          (25,954)          29,192
                                                                                 ----------------------------------

Effect of exchange rates on cash                                                           (1,609)             (38)
                                                                                 ----------------------------------

Net (decrease) increase in cash                                                           ($4,244)            $934
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

* PERIODS PRIOR TO APRIL 1, 1999, HAVE BEEN RESTATED TO REFLECT THE SECOND QUARTER 1999 CHANGE IN METHOD OF ACCOUNTING FOR INVENTORY TO THE FIRST-IN, FIRST-OUT (FIFO) METHOD FROM THE LAST-IN, FIRST-OUT (LIFO) METHOD PREVIOUSLY USED FOR THE MAJORITY OF DOMESTIC INVENTORY.

             RESTATED TO REFLECT CHANGE TO FIFO INVENTORY METHOD
              (in thousands of dollars except per share amounts)
                                   (unaudited)

-------------------------------------------------------------------------------------------------------------------
                                                                    FOR THE 1998 QUARTERS ENDED
                                                     Mar 31           Jun 30          Sep 30           Dec 31
                                                -------------------------------------------------------------------
Net sales                                               $451,491        $470,595         $465,497         $460,421

Costs and expenses:
     Cost of products sold                               362,830         369,449          365,808          360,128
     All other costs                                      54,951          56,007           54,848           58,953
                                                -------------------------------------------------------------------

Income before income taxes                                33,710          45,139           44,841           41,340

Provision for income taxes                                13,000          17,500           17,600           15,800
                                                -------------------------------------------------------------------

Net income                                               $20,710         $27,639          $27,241          $25,540
                                                -------------------------------------------------------------------
                                                -------------------------------------------------------------------

Diluted earnings per share                                 $0.39           $0.51            $0.51            $0.49
-------------------------------------------------------------------------------------------------------------------


                                                            FOR THE YEARS ENDED DEC 31,
                                                      1998             1997            1996
                                                --------------------------------------------------
                                                --------------------------------------------------

Net sales                                             $1,848,004      $1,877,237       $1,655,431

Costs and expenses:
     Cost of products sold                             1,458,215       1,485,494        1,268,824
     All other costs                                     224,759         226,819          220,570
                                                --------------------------------------------------

Income before income taxes                               165,030         164,924          166,037

Provision for income taxes                                63,900          63,500           63,000
                                                --------------------------------------------------

Net income                                              $101,130        $101,424         $103,037
                                                --------------------------------------------------
                                                --------------------------------------------------

Diluted earnings per share                                 $1.90           $1.88            $1.93
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

RESTATED TO REFLECT THE SECOND QUARTER 1999 CHANGE IN METHOD OF ACCOUNTING FOR INVENTORY TO THE FIRST-IN, FIRST-OUT (FIFO) METHOD FROM THE LAST-IN, FIRST-OUT
(LIFO) METHOD PREVIOUSLY USED FOR THE MAJORITY OF DOMESTIC INVENTORY.

EXHIBIT 99  -  PRESS RELEASES DATED JULY 29, 1999
-------------------------------------------------

BEMIS COMPANY, INC.
222 South Ninth Street
Suite 2300
Minneapolis, MN 55402-4099

For additional information please contact:
ROBERT F. KLEIBER, DIRECTOR OF INVESTOR RELATIONS
(612) 376-3030

                                                  July 29, 1999

FOR IMMEDIATE RELEASE

         BEMIS COMPANY DECLARES REGULAR QUARTERLY DIVIDEND AND ADOPTS
                         REPLACEMENT SHARE RIGHTS PLAN

         MINNEAPOLIS -- Bemis Company, Inc. (NYSE-BMS) today announced that its Board of Directors declared a regular quarterly dividend of $.23 per share, payable September 1, 1999, to shareholders of record on August 11, 1999.

         The Board also approved today a share rights plan that will replace an existing plan when it expires on August 23, 1999. Under the plan, the Board has declared a dividend of one preferred share purchase right on each outstanding share of Bemis common stock held by shareholders of record as of the close of business on August 23, 1999. The rights will expire on August 23, 2009.

         Like the existing plan, the new share rights plan is intended to increase the likelihood that Bemis shareholders will realize the long-term value of their investment and that all shareholders will receive fair and equal treatment in the event of an attempted takeover of the Company. The new share rights plan was not adopted in response to any current takeover approach or similar development.

         The rights will generally become exercisable after any person or group acquires beneficial ownership of 15 percent or more of Bemis' common stock or announces a tender or exchange offer to do so. Each right will entitle its holder (other than the 15 percent shareholder) to purchase shares of Bemis common stock having a value of twice the right's exercise price or under certain circumstances purchase common shares of the acquiring company having a market value of twice the right's exercise price.

         In certain circumstances, Bemis may exchange the rights for shares of its common stock, delay or temporarily suspend the exercisability of the rights, reduce the stock ownership threshold of 15 percent to not less than 10 percent or redeem the rights at $.001 per right (subject to adjustment) at any time before a person or group becomes the beneficial owner of at least 15 percent of Bemis' common stock. Further details of the new share rights plan will be outlined in a letter to be mailed to all Bemis shareholders of record as of August 23, 1999.

         Bemis is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.

EXHIBIT 99  -  QUARTERLY RESTATED 1998 FINANCIAL STATEMENTS
-----------------------------------------------------------

                      BEMIS COMPANY, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
               RESTATED TO REFLECT CHANGE TO FIFO INVENTORY METHOD
                         Quarterly Restatement for 1998
               (in thousands of dollars except per share amounts)
                                    UNAUDITED

                                                                             For the 1998 quarter ended
                                                        ---------------------------------------------------------------------
                                                              Mar 31          Jun 30            Sep 30           Dec 31
------------------------------------------------------------------------------------------------------------------------------
Net sales                                                        $451,491         $470,595         $465,497         $460,421

Costs and expenses:
     Cost of products sold                                        362,830          369,449          365,808          360,128
     Selling, general, and
        administrative expenses                                    46,628           46,370           45,055           47,788
     Research and development                                       2,908            3,113            2,994            3,209
     Interest                                                       5,240            5,627            5,467            5,532
     Other costs (income), net                                       (753)            (189)             535              739
     Minority interest in net income                                  928            1,086              797            1,685
                                                        ---------------------------------------------------------------------

Income before income taxes                                         33,710           45,139           44,841           41,340

Provision for income taxes                                         13,000           17,500           17,600           15,800
                                                        ---------------------------------------------------------------------

Net income                                                        $20,710          $27,639          $27,241          $25,540
                                                        ---------------------------------------------------------------------
                                                        ---------------------------------------------------------------------

Basic earnings per
   share of common stock                                            $0.39            $0.52            $0.51            $0.49
                                                        ---------------------------------------------------------------------
                                                        ---------------------------------------------------------------------

Diluted earnings per
   share of common stock                                            $0.39            $0.51            $0.51            $0.49
                                                        ---------------------------------------------------------------------
                                                        ---------------------------------------------------------------------

                      BEMIS COMPANY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                RESTATED TO REFLECT CHANGE TO FIFO INVENTORY METHOD
                         Quarterly Restatement for 1998
                           (in thousands of dollars)
                                   UNAUDITED

                                                                  For the 1998 quarter ended
                                               ----------------------------------------------------------------
ASSETS                                              Mar 31          Jun 30        Sep 30          Dec 31
----------------------------------------------------------------------------------------------------------------
Current assets:
     Cash                                               $23,404         $14,761      $23,561           $23,738
     Accounts receivable - net                          227,041         235,595      231,842           246,676
     Inventories                                        263,355         257,351      245,533           241,585
     Prepaid expenses and deferred charges               46,070          41,615       38,761            34,912
                                               ----------------------------------------------------------------

        Total current assets                            559,870         549,322      539,697           546,911
                                               ----------------------------------------------------------------


Property and equipment:
     Land and land improvements                          12,999          12,962       13,097            14,811
     Buildings and leasehold improvements               211,265         212,213      219,675           219,055
     Machinery and equipment                            841,349         866,371      890,652           918,782
                                               ----------------------------------------------------------------
                                                      1,065,613       1,091,546    1,123,424         1,152,648
     Less - accumulated depreciation                    358,231         376,159      407,411           412,547
                                               ----------------------------------------------------------------

                                                        707,382         715,387      716,013           740,101
                                               ----------------------------------------------------------------


Excess of cost of investments in subsidiaries
     over net assets acquired                           159,299         167,191      162,865           160,819
Other assets                                             39,556          38,308       37,478            34,195
                                               ----------------------------------------------------------------

                                                        198,855         205,499      200,343           195,014
                                               ----------------------------------------------------------------

Total Assets                                         $1,466,107      $1,470,208   $1,456,053        $1,482,026
                                               ----------------------------------------------------------------
                                               ----------------------------------------------------------------

                       BEMIS COMPANY, INC. AND SUBSIDIARIES
                             CONSOLIDATED BALANCE SHEET
               RESTATED TO REFLECT CHANGE TO FIFO INVENTORY METHOD
                           Quarterly Restatement for 1998
                              (in thousands of dollars)

                                                                        For the 1998 quarter ended
LIABILITIES AND                                       -------------------------------------------------------------
STOCKHOLDERS' EQUITY                                       Mar 31         Jun 30        Sep 30         Dec 31
--------------------------------------------------------------------------------------------------------------------
Current liabilities:
     Current portion of long-term debt                         $2,215        $2,151         $2,179          $2,946
     Short-term borrowings                                      1,931         1,741          2,122           3,553
     Accounts payable                                         177,768       179,748        165,746         193,088
     Accrued salaries and wages                                25,976        29,407         32,067          31,629
     Accrued income and other taxes                            20,562        24,916         23,861          14,397
                                                      -------------------------------------------------------------
           Total current liabilities                          228,452       237,963        225,975         245,613

Long-term debt, less current portion                          384,524       364,245        379,447         371,363
Deferred taxes                                                 81,953        81,201         81,877          84,679
Other liabilities and deferred credits                         56,441        55,025         55,667          54,655
                                                      -------------------------------------------------------------

        Total liabilities                                     751,370       738,434        742,966         756,310
                                                      -------------------------------------------------------------

Minority interest                                              33,097        34,336         35,279          37,862

Stockholders' equity:
     Common stock                                               5,905         5,905          5,905           5,906
     Capital in excess of par value                           181,909       181,909        181,909         181,908
     Retained income                                          662,899       678,796        694,343         708,362
     Other comprehensive income (loss)                         (8,211)       (8,310)        (7,794)         (6,116)
     Common stock held in treasury                           (160,862)     (160,862)      (196,555)       (202,206)
                                                      -------------------------------------------------------------

       Total stockholders' equity                             681,640       697,438        677,808         687,854
                                                      -------------------------------------------------------------

Total liabilities and stockholders' equity                 $1,466,107    $1,470,208     $1,456,053      $1,482,026
                                                      -------------------------------------------------------------
                                                      -------------------------------------------------------------

                       BEMIS COMPANY, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT 0F CASH FLOWS
               RESTATED TO REFLECT CHANGE TO FIFO INVENTORY METHOD
                          Quarterly Restatement for 1998
                                   UNAUDITED

                                                                                For the 1998 quarter ended
                                                                ------------------------------------------------------------
            (IN THOUSANDS OF DOLLARS)                                Mar 31        Jun 30          Sep 30        Dec 31
-----------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
     Net income                                                         $20,710        $48,349        $75,590      $101,130
     Noncash items:
        Depreciation and amortization                                    22,903         45,725         68,290        88,910
        Minority interest in net income                                     928          2,014          2,811         4,496
        Deferred income taxes, noncurrent portion                            48           (728)           (59)        3,516
        Undistributed earnings of affiliated companies                     (422)          (509)           500         1,546
        (Gain) loss on sale of property and equipment                       (22)           (17)          (107)          (74)
                                                                ------------------------------------------------------------
   Cash provided by operations                                           44,145         94,834        147,025       199,524
   Changes in working capital, net of
       effect of acquisitions and dispositions                          (11,736)          (882)         6,353        21,921
   Net change in deferred charges and credits                              (569)        (2,446)          (957)         (505)
                                                                ------------------------------------------------------------
Net cash provided by operating activities                                31,840         91,506        152,421       220,940
                                                                ------------------------------------------------------------

Cash flows from investing activities:
     Additions to property, plant, and equipment                        (45,184)       (74,828)       (95,456)     (139,833)
     Business acquisitions, net of cash acquired                        (38,868)       (46,319)       (46,319)      (50,206)
     Proceeds from sale of property and equipment                           374          1,419          1,868         3,993
     Other                                                                    4              2              0            11
                                                                ------------------------------------------------------------
Net cash used by investing activities                                   (83,674)      (119,726)      (139,907)     (186,035)
                                                                ------------------------------------------------------------

Cash flows from financing activities:
     Increase in long-term debt                                          67,733         47,454         62,656        55,232
     Change in short-term borrowings                                        (16)          (329)          (305)        1,186
     Cash dividends paid                                                (11,744)       (23,486)       (35,180)      (46,701)
     Subsidiary dividends to minority stockholders                       (1,835)        (1,835)        (1,835)       (1,835)
     Purchase of common stock for the treasury                                0              0        (35,693)      (41,344)
     Stock incentive programs and related tax effects                     7,388          7,388          7,388         7,388
                                                                ------------------------------------------------------------
Net cash (used) provided  by financing activities                        61,526         29,192         (2,969)      (26,074)
                                                                ------------------------------------------------------------

Effect of exchange rates                                                   (115)           (38)           189         1,080
                                                                ------------------------------------------------------------

Net  increase (decrease)  in cash                                        $9,577           $934         $9,734        $9,911
                                                                ------------------------------------------------------------
                                                                ------------------------------------------------------------

                      BEMIS COMPANY, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
      1998 QUARTERLY RESTATEMENT TO REFLECT CHANGE TO FIFO INVENTORY METHOD
                                    UNAUDITED

                                                                   Capital In                Other         Common         Total
                                                          Common   Excess Of   Retained   Comprehensive   Stock Held   Stockholder's
(IN THOUSANDS OF DOLLARS)                                 Stock    Par Value    Income    Income (Loss)  In Treasury       Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997, as restated                 $5,864    $174,562   $653,933       ($6,263)     ($160,862)    $667,234

Net income for three months ended
     March 31, 1998, as previously reported                                      21,928                                    21,928
Quarterly net income adjustment for LIFO to FIFO change                          (1,218)                                   (1,218)
Translation adjustment for 1st quarter 1998                                                    (1,948)                     (1,948)
                                                                                                                         --------
Total comprehensive income                                                                                                 18,762
                                                                                                                         --------
Cash dividends paid on common stock, $. 22 per share                            (11,744)                                  (11,744)
Stock incentive programs and related tax effects              41       7,347                                                7,388
                                                          -----------------------------------------------------------------------
Balance at March 31, 1998, as restated                     5,905     181,909    662,899        (8,211)      (160,862)     681,640
                                                          -----------------------------------------------------------------------

Net income for three months ended
     June 30, 1998, as previously reported                                       30,182                                    30,182
Quarterly net income adjustment for LIFO to FIFO change                          (2,543)                                   (2,543)
Translation adjustment for 2nd quarter 1998                                                       (99)                        (99)
                                                                                                                         --------
Total comprehensive income                                                                                                 27,540
                                                                                                                         --------
Cash dividends paid on common stock, $.22 per share                             (11,742)                                  (11,742)
                                                          -----------------------------------------------------------------------
Balance at June 30, 1998, as restated                      5,905     181,909    678,796        (8,310)      (160,862)     697,438
                                                          -----------------------------------------------------------------------

Net income for three months ended
     September 30, 1998, as previously reported                                  27,754                                    27,754
Quarterly net income adjustment for LIFO to FIFO change                            (513)                                     (513)
Translation adjustment for third quarter 1998                                                     516                         516
                                                                                                                         --------
Total comprehensive income                                                                                                 27,757
                                                                                                                         --------
Cash dividends paid on common stock, $.22 per share                             (11,694)                                  (11,694)
Purchase of 949,800 shares of common stock                                                                   (35,693)     (35,693)
                                                          -----------------------------------------------------------------------
Balance at September 30, 1998, as restated                 5,905     181,909    694,343        (7,794)      (196,555)     677,808
                                                          -----------------------------------------------------------------------

Net income for three months ended
     December 31, 1998, as previously reported                                   31,568                                    31,568
Quarterly net income adjustment for LIFO to FIFO change                          (6,028)                                   (6,028)
Translation adjustment for fourth quarter 1998                                                  1,459                       1,459
Pension liability adjustment, net of $102 tax benefit                                             219                         219
                                                                                                                         --------
Total comprehensive income                                                                                                 27,218
                                                                                                                         --------
Cash dividends paid on common stock, $.22 per share                             (11,521)                                  (11,521)
Stock incentive programs and related tax effects               1          (1)                                                   0
Purchase of 161,043 shares of common stock                                                                    (5,651)      (5,651)
                                                          -----------------------------------------------------------------------
                                                          -----------------------------------------------------------------------
Balance at December 31, 1998, as restated                 $5,906    $181,908   $708,362       ($6,116)     ($202,206)    $687,854
                                                          -----------------------------------------------------------------------
                                                          -----------------------------------------------------------------------

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